UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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MSCI Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MSCI Inc.

Notice of 2009 Annual Meeting of Shareholders

750 Seventh Avenue, 4th Floor Auditorium

New York, New York 10019

April 2, 2009, 2:30 PM, local time

February 20, 2009

Fellow shareholder:

I cordially invite you to attend MSCI Inc.’s 2009 annual meeting of shareholders to:

•	elect members of the Board of Directors;

•	ratify the appointment of Deloitte & Touche LLP as independent auditor; and

•	transact such other business as may properly come before the meeting.

Our Board of Directors recommends that you vote “FOR” the election of directors and the ratification of the appointment of the auditor.

We enclose our Proxy Statement, our Annual Report and a proxy card. Please submit your proxy.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders via the Internet. We believe that this new e-proxy process will expedite shareholders’ receipt of proxy materials and lower the costs of our annual meeting of shareholders. Accordingly, we have mailed to our shareholders of record and beneficial owners the Notice of Internet Availability of Proxy Materials containing instructions on how to access the attached Proxy Statement and our Annual Report on Form 10-K via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials and the attached proxy statement also contain instructions on how you can receive a paper copy of the proxy materials.

The Notice of Internet Availability of Proxy Materials was mailed to our shareholders beginning on or about February 20, 2009. The attached Proxy Statement is being made available to our shareholders beginning on or about February 20, 2009.

Thank you for your support of MSCI Inc.

Very truly yours,

Henry A. Fernandez
Chairman, Chief Executive Officer and President

i

Shareholders Sharing an Address	40

Consent to Electronic Delivery of Annual Meeting Materials	40

Annex A: Director Independence Standards	A-1

*****

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 2, 2009. Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended

November 30, 2008 are available at www.proxyvote.com.

ii

MSCI Inc.

Wall Street Plaza

88 Pine Street

New York, New York 10005

February 20, 2009

Proxy Statement

We are sending you this Proxy Statement in connection with the solicitation of proxies by our Board of Directors for the 2009 annual meeting of shareholders. We are mailing the Notice of Internet Availability of Proxy Materials on or about February 20, 2009. This Proxy Statement is being made available to our shareholders on or about February 20, 2009. In this Proxy Statement, we refer to MSCI Inc. as the “Company,” “MSCI,” “we,” “our” or “us” and the Board of Directors as the “Board.” When we refer to MSCI’s fiscal year, we mean the twelve-month period ending November 30 of the stated year (for example, fiscal 2008 is December 1, 2007 through November 30, 2008). In this Proxy Statement, “Morgan Stanley” or “MS” are intended to refer to Morgan Stanley, its affiliates and subsidiaries.

Annual Meeting Information

Date and Location. We will hold the annual meeting on April 2, 2009 at 2:30 PM, local time, at 750 Seventh Avenue, 4th Floor Auditorium, New York, New York 10019.

Admission. Only record or beneficial owners of MSCI’s common stock as of the Record Date, as defined below, or their proxies may attend the annual meeting in person. When you arrive at the annual meeting, you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

Electronic Access. You may listen to the meeting at www.mscibarra.com. Please go to our website prior to the annual meeting to register. Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.

Notice of Electronic Availability of Proxy Materials. Pursuant to the rules recently adopted by the Securities and Exchange Commission (SEC), we are making this Proxy Statement and our Annual Report on Form 10-K available to our shareholders electronically via the Internet. Accordingly, in compliance with this new e-proxy process, on or about February 20, 2009, we mailed to our shareholders of record and beneficial owners the Notice of Internet Availability of Proxy Materials (Notice) containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K via the Internet and how to vote online. As a result, unless otherwise required, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. The Notice is not a proxy card and cannot be used to vote your shares. All shareholders will be able to access the proxy materials on a web site referred to in the Notice and this Proxy Statement and to request to receive a printed set of the proxy materials by mail or electronically, in either case, free of charge. If you would like to receive a printed or electronic copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. See “Consent to Electronic Delivery of Annual Meeting Materials” on page 40 for further information on electing to receive proxy materials electronically. By participating in the e-proxy process, we will save money on the cost of printing and mailing the document to you.

Voting Information

Record Date. The Record Date for the annual meeting is February 3, 2009. You may vote all shares of MSCI’s common stock that you owned as of the close of business on that date. Each share of class A common stock entitles you to one vote and each share of class B common stock entitles you to five votes on each matter voted on at the annual meeting. On the Record Date, 72,354,357 shares of class A common stock and 27,708,653.79 shares of class B common stock were outstanding. We need a majority of the shares of common stock outstanding on the Record Date present, in person or by proxy, to hold the annual meeting.

Confidential Voting. Our Amended and Restated Bylaws (Bylaws) provide that your vote is confidential and will not be disclosed to any officer, director or employee, except in certain limited circumstances such as when you request or consent to disclosure.

Submitting Voting Instructions for Shares Held Through a Broker. If you hold shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person at the annual meeting, you must obtain a legal proxy from your broker and present it at the annual meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares. New York Stock Exchange (NYSE) member brokers may vote your shares as described below:

•

Discretionary Items. The election of directors and the ratification of the appointment of MSCI’s independent auditor are “discretionary” items. NYSE member brokers that do not receive instructions from beneficial owners may vote on these proposals in their discretion, subject to any voting policies adopted by the broker holding your shares.

•

Non-discretionary Items. Absent specific voting instructions from beneficial owners on “non-discretionary” proposals, NYSE member brokers may not vote on these proposals. Currently, there are no “non-discretionary” proposals to be voted on at the annual meeting.

If you do not submit voting instructions and your broker does not have discretion to vote your shares on a matter, your shares will not be counted in determining the outcome of the vote on that matter.

Submitting Voting Instructions for Shares Held in Your Name. If you hold shares as a record holder, you may vote by submitting a proxy for your shares by mail, telephone or internet as described on the proxy card. If you submit your proxy via the internet, you may incur costs such as cable, telephone and internet access charges. Submitting your proxy will not limit your right to vote in person at the annual meeting. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions. If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your shares according to the Board’s recommendations.

Revoking Your Proxy. You can revoke your proxy at any time before your shares are voted by (1) delivering a written revocation notice prior to the annual meeting to the Corporate Secretary, Gary Retelny, MSCI Inc., Wall Street Plaza, 88 Pine Street, New York, New York 10005; (2) submitting a later proxy that we receive no later than the conclusion of voting at the annual meeting; or (3) voting in person at the annual meeting. Attending the annual meeting does not revoke your proxy unless you vote in person at the meeting.

Votes Required to Elect Directors. Each director will be elected by a majority of the votes cast with respect to such director. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. In the event that the number of nominees exceeds the number of directors to be elected, each director will be elected by a plurality of the votes cast in such a contested election. Under Delaware law, if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.” As required by the Company’s Bylaws, each director, prior to the annual meeting, will submit an irrevocable letter of resignation as director that becomes effective if (i) he or she is not elected by shareholders in an election that is not a contested election and (ii) the Board accepts the resignation. If a director is not elected in an election that is not a contested election, the Nominating and Corporate Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision, including the rationale behind the decision if it rejects the resignation, within 90 days after the election results are certified.

Votes Required to Adopt Other Proposals. The ratification of Deloitte & Touche LLP’s appointment requires the affirmative vote of a majority of the voting power of the shares of common stock represented at the annual meeting and entitled to vote thereon.

“Abstaining.” You may vote “abstain” for any nominee in the election of directors and on the other proposals. Shares voting “abstain” on any nominee for director will be excluded entirely from the vote and will have no effect on the election of directors. Shares voting “abstain” on the other proposals will be counted as present at the annual meeting for purposes of that proposal and your abstention will have the effect of a vote against the proposal.

 Item 1—Election of Directors

Our Board has seven (7) directors as of February 20, 2009. The entire Board stands for election at each annual meeting of shareholders. Each director holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal. All of the nominees are directors of MSCI as of February 20, 2009, and each nominee has indicated that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board.

Kenneth M. deRegt (53). Mr. deRegt has been a Managing Director in Morgan Stanley’s Office of the Chairman since February 2008. Mr. deRegt was appointed Chief Risk Officer of Morgan Stanley in March 2008 and is a member of Morgan Stanley’s Management Committee. In his role as Chief Risk Officer, he is involved in strategic oversight of Morgan Stanley’s risk profile and function, and works with senior management on strategy and internal controls. Previously, Mr. deRegt had been a Managing Director for Aetos Capital, LLC, an investment management firm, from 2002 to 2008. Mr. deRegt holds a Bachelor of Arts in economics from Stanford University.

Director since: 2007

Benjamin F. duPont (45). Mr. duPont is the Founder and President of yet2.com, a firm he founded in 1999. Prior to that, Mr. duPont worked for the DuPont Corporation from 1986 to 1999, most recently in the Specialty Chemicals, Fibers and Automotive division. Mr. duPont holds a Bachelor of Science in mechanical engineering from Tufts University.

Director since: 2008

Henry A. Fernandez (50). Mr. Fernandez has served as our Chairman since October 2007 and has served as our Chief Executive Officer, President and a Director since 1998. Prior to joining us, Mr. Fernandez worked for Morgan Stanley from 1983 to 1991 and since 1994, most recently as a Managing Director in the Institutional Equity Division. Mr. Fernandez holds a Bachelor of Arts in economics from Georgetown University and an M.B.A. from the Stanford University Graduate School of Business.

Director since: 1998

James P. Gorman (50). Mr. Gorman was appointed Co-President of Morgan Stanley in December 2007. Prior to that, Mr. Gorman served as President and Chief Operating Officer of Morgan Stanley’s Global Wealth Management Group since 2006. Mr. Gorman is a member of Morgan Stanley’s Management

Committee. Prior to joining Morgan Stanley, Mr. Gorman worked for Merrill Lynch from 1999 to 2005. Mr. Gorman holds a Bachelor of Arts and law degree from the University of Melbourne and an M.B.A. from Columbia University.

Director since: 2007

Linda H. Riefler (48). Ms. Riefler has been the Global Head of Research since 2008 and is a member of Morgan Stanley’s Management Committee. She was the Chief Talent Officer of Morgan Stanley from 2006 to 2008. Ms. Riefler joined Morgan Stanley in 1987 and was elected a Managing Director in 1998. Ms. Riefler holds a Bachelor of Arts in economics from Princeton University and an M.B.A. from the Stanford University Graduate School of Business.

Director since: 2005

Scott M. Sipprelle (46). Mr. Sipprelle is currently a private investor. Previously, Mr. Sipprelle served as General Partner and Chief Investment Officer of two different investment firms, Copper Arch Capital from 2002 to 2007 and Midtown Research Group from 1998 to 2002. Mr. Sipprelle holds a Bachelor of Arts in economics from Hamilton College.

Director since: 2008

Rodolphe M. Vallee (48). Mr. Vallee is currently the Chairman and Chief Executive Officer and owner of R. L. Vallee, Inc., an energy distribution company. Mr. Vallee has held this position from 2007 to present and from 1992 to 2005. Mr. Vallee served as the United States Ambassador to the Slovak Republic from 2005 to 2007, before returning to R. L. Vallee, Inc. Mr. Vallee holds a Bachelor of Arts in biology from Williams College and an M.B.A. from The Wharton School of the University of Pennsylvania.

Director since: 2008

Our Board unanimously recommends a vote “FOR” the election of all seven (7) nominees. Proxies solicited by our Board will be voted “FOR” these nominees unless otherwise instructed.

Corporate Governance

Corporate Governance Documents. MSCI has a corporate governance website at the “Corporate Governance” link under the “Investor Relations” link at www.mscibarra.com (http://ir.msci.com/governance.cfm). Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.

Our Corporate Governance Policies (including our Director Independence Standards), Code of Ethics and Business Conduct and Board Committee charters are available at our corporate governance website at http://ir.msci.com/governance.cfm and are available to any shareholder who requests them by writing to MSCI Inc., Wall Street Plaza, 88 Pine Street, New York, New York 10005, Attention: Corporate Secretary, Gary Retelny. Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.

If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Ethics and Business Conduct that applies to MSCI’s Named Executive Officers, Principal Accounting Officer or persons performing similar functions, we will satisfy the applicable SEC disclosure requirement by promptly disclosing the nature of the amendment or waiver on our website under the “Investor Relations” link at www.mscibarra.com (http://ir.msci.com/governance.cfm). Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.

Lead Director. Linda H. Riefler is currently the Lead Director. The Lead Director’s duties and authority, set forth in our Corporate Governance Policies, include the authority to call and lead non-employee sessions. In addition, the Lead Director has the authority to advise the Chairman of the Board’s informational needs and meeting agendas, and to be available, if requested by major shareholders, for consultation and direct communication.

Director Independence. For so long as Morgan Stanley continues to beneficially own shares representing more than 50% of the combined voting power of all classes of our voting stock, it will have the ability to direct the election of all the members of our Board, the composition of our board committees and the size of the Board. Until Morgan Stanley ceases to beneficially own shares representing more than 50% of the combined voting power of all classes of our voting stock, we intend to continue to avail ourselves of the “controlled company” exception under NYSE rules, which eliminates the requirements that a company has a majority of independent directors on its board of directors and that its compensation and nominating and corporate governance committees be composed entirely of independent directors. Our Board has determined that Benjamin F. duPont, Scott M. Sipprelle and Rodolphe M. Vallee qualify as independent directors under the rules of the NYSE. In addition, our Board has determined that Scott M. Sipprelle is an “audit committee financial expert” within the meaning of the SEC rules.

Board Meetings and Committees. Our Board met four times during fiscal 2008. Each director attended at least 75% of the total number of meetings of the Board and committees on which the director served that were held while the director was a member, except Mr. Scully who was unable to attend one of the three regular meetings of the Board that occurred while he was a Board member. Mr. Scully resigned from the Board on January 5, 2009. The Board’s standing committees are set forth below.

Committee	Current Members	Primary Responsibilities	Number of Fiscal 2008 Meetings
Audit(1)(2)(3)	Scott M. Sipprelle (Chair) Benjamin F. duPont Rodolphe M. Vallee	• Oversees the integrity of our Company’s consolidated financial statements, system of internal controls, risk management and compliance with legal and regulatory requirements.	6
		• Selects, determines the compensation of, evaluates and, when appropriate, replaces the independent auditor, and pre-approves audit and permitted non-audit services.
		• Oversees the qualifications, independence and performance of the independent auditor and performance of our Company’s internal auditor.

•     Meets to review and discuss with management and the independent auditor, the annual audited consolidated financial statements and quarterly financial statements, as applicable, including reviewing MSCI’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to the filing of MSCI’s Form 10-K or Form 10-Q, as applicable.

Compensation(4)	Linda H. Riefler (Chair) Kenneth M. deRegt Henry A. Fernandez Rodolphe M. Vallee	• Annually reviews and approves the corporate goals and objectives relevant to the compensation of the Chairman and Chief Executive Officer and evaluates his performance in light of these goals and objectives.	5

Committee	Current Members	Primary Responsibilities	Number of Meetings
		• Reviews for approval the compensation of our executive officers and other appropriate officers.
		• Recommends director compensation and benefits.
		• Oversees plans for management development and succession.
		• Administers our equity-based compensation plans.
		• Reviews and discusses the Compensation Discussion and Analysis with management and recommends to the Board its inclusion in the proxy statement.
Nominating and Corporate Governance(5)	Linda H. Riefler (Chair) Henry A. Fernandez James P. Gorman	• Identifies and recommends candidates for election to the Board.	1
		• Recommends directors for appointment to Board Committees.
		• At least annually, leads the Board in a self-evaluation to determine whether it and its committees are functioning effectively.
		• Makes recommendations to the Board as to determinations of director independence.
		• Reviews, develops and recommends to the Board our corporate governance policies and oversees compliance therewith.

(1)

Mr. Sipprelle joined the Audit Committee on February 5, 2008 and was appointed Chair of the Audit Committee on January 8, 2009. Mr. David Sidwell served as Chair of the Audit Committee from February 11, 2008 until he resigned from the Audit Committee and Board on September 8, 2008. Mr. deRegt served as Chair of the Audit Committee from November 14, 2007 until he resigned from the Audit Committee on February 11, 2008.

(2)	Mr. duPont joined the Board and the Audit Committee on February 11, 2008 and Mr. Vallee joined the Board and the Audit Committee on March 10, 2008.
(3)	Mr. Jerker Johansson, who served on the Board during fiscal 2007, resigned from the Audit Committee on February 5, 2008 and resigned from the Board on February 12, 2008.
(4)	Mr. Vallee joined the Compensation Committee on January 27, 2009.
(5)	Mr. Sidwell served on the Nominating and Corporate Governance Committee from November 14, 2007 until he resigned from the Board on September 8, 2008.

Our Board has adopted a written charter for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee setting forth the roles and responsibilities of each committee. The charters are available at our corporate governance website at http://ir.msci.com/governance.cfm. Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.

The reports of the Audit Committee and the Compensation Committee appear herein.

Director Attendance at Annual Meetings. The Company’s Corporate Governance Policies state that directors are expected to attend annual meetings of shareholders. All seven (7) current directors attended the 2008 annual meeting of shareholders.

Non-employee Director Meetings. The Company’s Corporate Governance Policies provide that non-employee directors may meet in executive sessions and that the Lead Director will preside over these executive sessions. If any non-employee directors are not independent, then the independent directors will meet in executive sessions and the Lead Director will preside over these executive sessions, provided that so long as the Lead Director is not an independent director, the independent directors will appoint an independent director to call and lead the independent director sessions.

Communications with Directors. Shareholders and other interested parties may contact any member (or all members) of the Board by mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Corporate Secretary, Gary Retelny, MSCI Inc., Wall Street Plaza, 88 Pine Street, New York, New York 10005. Any communication to report potential issues regarding accounting, internal controls and other auditing matters should be marked “Personal and Confidential” and sent to MSCI Inc., Wall Street Plaza, 88 Pine Street, 2nd Fl, New York, New York 10005, Attention: Chair of the Audit Committee of MSCI Inc., in care of Frederick W. Bogdan, General Counsel. Our Procedures for Submission of Ethical or Accounting Related Complaints are available at our corporate governance website at http://ir.msci.com/governance.cfm. Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.

Compensation Governance. The Compensation Committee consists of at least three (3) members, and within one year after Morgan Stanley ceases to own more than 50% of the voting power of all classes of our voting stock, shall be comprised solely of independent directors meeting the independence requirements of the NYSE. For fiscal 2008, the Compensation Committee has delegated to a sub-committee of the Board, which consists solely of directors who are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, the responsibility and authority to approve performance-based compensation for named executive officers. The Nominating and Corporate Governance Committee recommends nominees for appointment to the Compensation Committee annually and as vacancies or newly created positions occur. Compensation Committee members are appointed by the Board and may be removed by the Board at any time.

The Compensation Committee operates under a written charter adopted by the Board. As noted above, the Committee is responsible for reviewing and approving annually all compensation awarded to the Company’s executive officers, including the chief executive officer (CEO) and other executive officers named in the “2008 Summary Compensation Table” herein (named executive officers or NEOs). In addition, the Committee administers the Company’s equity incentive plans, including reviewing and approving equity grants to executive officers. Information on the Compensation Committee’s processes, procedures and analysis of NEO compensation for fiscal 2008 is addressed in the “Compensation Discussion and Analysis” herein.

The Compensation Committee actively engages in its duties and follows procedures intended to ensure excellence in compensation governance, including those described below:

•	Identifying corporate goals and objectives relevant to executive officer compensation.

•

Evaluating each executive officer’s performance in light of such goals and objectives and setting each executive officer’s compensation based on such evaluation and such other factors as the Compensation Committee deems appropriate and in the best interests of the Company (including the cost to the Company of such compensation).

•

Determining any long-term incentive component of each executive officer’s compensation based on awards given to such executive officer in past years, the Company’s performance, shareholder return and the value of similar incentive awards relative to such targets at comparable companies and such other factors as the Compensation Committee deems appropriate and in the best interests of the Company (including the cost to the Company of such compensation).

•	Annually reviewing and making recommendations to the Board with respect to the compensation of non-employee directors, including any incentive plan compensation.

The principal compensation plans and arrangements applicable to our NEOs are described in the “Compensation Discussion and Analysis” herein and the executive compensation tables herein. The Compensation Committee may delegate the administration of these plans as appropriate, including to one or more officers of the Company, subcommittees of the Board or to the Chairperson of the Compensation Committee when it deems it appropriate and in the best interests of the Company.

The Compensation Committee has the authority to retain and terminate any compensation consultant assisting the Compensation Committee in the evaluation of CEO or executive officer compensation, including authority to approve all such compensation consultant’s fees and other retention terms. As further described in the “Compensation Discussion and Analysis” herein, during fiscal 2008 the Company engaged a compensation consultant and the Compensation Committee retained its own compensation consultant to review the information prepared by the Company’s consultant. In developing its views on compensation matters and determining the compensation awarded to our NEOs, the Committee obtains input from the Human Resources department, which collects information and prepares materials for the Compensation Committee’s use in compensation decisions.

Executive Officers of MSCI. The executive officers of MSCI and their ages and titles as of February 20, 2009 are set forth below. Business experience for the past five years is provided in accordance with SEC rules.

Henry A. Fernandez (50) has served as Chairman since October 2007 and has served as Chief Executive Officer, President and Director since 1998.

David C. Brierwood (48) has served as Chief Operating Officer since 2006. Prior to joining us, Mr. Brierwood worked for Morgan Stanley from 1982 to 2006, most recently as Chief Operating Officer of the Institutional and Retail Securities Groups.

Michael K. Neborak (52) has served as Chief Financial Officer since 2006. Prior to joining us, Mr. Neborak worked for Citigroup and its predecessors from 1982 to 2006, most recently as Chief Financial Officer for Operations and Technology and Chief Financial Officer for Alternative Investments.

C.D. Baer Pettit (44) has served as Head of Client Coverage since 2001 and Head of Marketing since October 2005.

Gary Retelny (50) has served as Head of Strategy and Business Development since 2003 and Chief Administrative Officer since 2008.

Beneficial Ownership of Common Stock

Stock Ownership of Directors and Executive Officers. We encourage our directors, officers and employees to own our common stock; owning our common stock aligns their interests with your interests as shareholders. Executive officers may not engage in pledging MSCI securities, or selling short or trading options or futures in MSCI securities.

The following table sets forth the beneficial ownership of our class A common stock and of Morgan Stanley common stock as of November 30, 2008 by each of our directors and NEOs, and by all our directors and executive officers as of November 30, 2008, as a group.

Name	MSCI Inc. Common Stock Beneficially Owned as of November 30, 2008	Morgan Stanley Common Stock Beneficially Owned as of November 30, 2008
	Shares(1)(2)(3)	Shares(1)	Underlying Stock Units(3)	Subject to Stock Options Exercisable within 60 days(4)	Total(5)
NAMED EXECUTIVE OFFICERS
Henry A. Fernandez	763,659	31,518	11,388	123,320	166,226
David C. Brierwood	565,100	109,559	4,537	115,300	229,396
Michael K. Neborak	76,600	1,091	1,942	14,478	17,511
C.D. Baer Pettit	12,500	6,563	1,825	5,811	14,199
Gary Retelny	1,000	22,200	1,748	—	23,948

DIRECTORS
Kenneth M. deRegt	33,888	—	22,538	156,788	179,326
Benjamin F. duPont	956	—	—	—	—
James P. Gorman	—	694,540	630,835	354,986	1,680,361
Linda H. Riefler	—	93,860.784	53,937	32,867	180,664.78
Scott M. Sipprelle	103,986	—	—	—	—
Rodolphe M. Vallee	3,717	—	—	—	—
ALL DIRECTORS AND EXECUTIVE OFFICERS AS OF NOVEMBER 30, 2008 AS A GROUP (11 PERSONS)	1,561,406	959,331.78	728,750	803,550	2,491,631.78

(1)

Each director, NEO and executive officer as of November 30, 2008, had sole voting and investment power with respect to his or her shares, except as follows: Mr. Fernandez’s beneficial ownership of our class A common stock includes 250,000 shares held in a trust and 6,000 shares held as custodian for his children; Mr. Neborak’s beneficial ownership of our class A common stock includes 3,000 shares held by his spouse and 3,600 shares held as custodian for his children; and Ms. Riefler’s beneficial ownership of Morgan Stanley common stock includes 8,019.784 shares held by her in Morgan Stanley’s 401(k) Plan.

(2)

Based on 72,354,030 shares of our class A common stock outstanding as of November 30, 2008, Mr. Fernandez owned 1.06% of the shares of our class A common stock outstanding. All other NEOs and directors each beneficially owned less than 1.0% of the shares of class A common stock outstanding. All executive officers and directors as a group as of November 30, 2008 beneficially owned approximately 2.2% of the class A common stock outstanding.

(3)

State Street Bank and Trust Company acts as trustee for a trust (Trust) that holds shares of common stock underlying stock units awarded to employees under several of Morgan Stanley’s equity-based plans. Shares in this column reflect shares of Morgan Stanley common stock held in the Trust corresponding to Morgan Stanley RSUs. Directors and executive officers may direct the voting of the shares corresponding to their Morgan Stanley RSUs. Voting by executive officers is subject to the provisions of the Trust. Directors and executive officers do not have the ability to vote the shares underlying MSCI RSU grants and, therefore, those grants are not included in the MSCI column of this table.
(4)	See the “2008 Outstanding Equity Awards at Fiscal Year End Table” herein for additional information regarding stock options held by NEOs as of November 30, 2008.
(5)

Based on 1,047,598,394 shares of Morgan Stanley common stock outstanding as of November 30, 2008, each NEO and director beneficially owned less than 1.0% of the shares of Morgan Stanley common stock outstanding. All executive officers and directors as a group as of November 30, 2008 beneficially owned less than 1.0% of the Morgan Stanley common stock outstanding.

Principal Shareholders. The following table contains information regarding the only persons we know of that beneficially own more than 5% of our common stock.

		Shares of Common Stock Beneficially Owned
Title of Class	Name and Address	Number of Shares		Percentage of Class
Class A Common Stock	Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc., Ronald Baron 767 Fifth Avenue New York, NY 10153	9,939,909	(1)	13.7%
Class A Common Stock	OppenheimerFunds, Inc. Two World Financial Center 225 Liberty Street New York, NY 10281	4,937,195	(2)	6.8%
Class A Common Stock	Viking Global Performance LLC, Viking Global Investors LP, Viking Global Equities LP, Viking Global Equities II LP, O. Andreas Halvorsen, David C. Ott, Thomas W. Purcell, Jr. and Daniel J. Cahill 55 Railroad Avenue, Greenwich, CT 06830	6,667,800	(3)	5.8%
Class A Common Stock	Wellington Management Company, LLP 75 State Street Boston, MA 02109	3,686,565	(4)	5.1%
Class B Common Stock	Morgan Stanley 1585 Broadway, New York, NY 10036	27,708,653.79		100.0%

(1)

Based on a Schedule 13G/A Information Statement filed with the SEC on February 13, 2009 jointly by Baron Capital Group, Inc. (BCG), BAMCO, Inc. (BAMCO), Baron Capital Management, Inc. (BCM), Baron Growth Fund (BGF) and Ronald Baron. The Schedule 13G/A discloses that BCG and Ronald Baron are parent holding companies, and that BAMCO and BCM are each investment advisors. In addition, the Schedule 13G reported that: (i) BCG had shared voting power as to 9,062,534 shares of our class A common stock and shared dispositive power as to 9,939,909 shares of our class A common stock; (ii) BAMCO had shared voting power as to 8,709,462 shares of our class A common stock and shared dispositive power as to 9,586,837 shares of our class A common stock; (iii) BCM had shared voting power as to 353,072 shares of our class A common stock and shared dispositive power as to 353,072 shares of our class A common stock; (iv) BGF had shared voting power as to 3,771,933 shares of our class A common stock and shared dispositive power as to 3,771,933 shares of our class A common stock and (v) Ronald Baron had shared voting power as to 9,062,534 shares of our class A common stock and shared dispositive power as to 9,939,909 shares of our class A common stock. BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates.

(2)

Based on a Schedule 13G Information Statement filed with the SEC on January 26, 2009. The Schedule 13G discloses that OppenheimerFunds, Inc. had shared voting power as to 4,937,195 shares of our class A common stock and shared dispositive power as to 4,937,195 shares of our class A common stock.

(3)

Based on a Schedule 13G/A Information Statement filed with the SEC on February 13, 2009 jointly by Viking Global Performance LLC (VGP), Viking Global Investors LP (VGI), Viking Global Equities LP (VGE), Viking Global Equities II LP (VGEII), O. Andreas Halverson, David C. Ott, Thomas W. Purcell, Jr. and Daniel J. Cahill. The Schedule 13G/A discloses that (i) VGP and VGI had shared voting power as to 6,667,800 shares of our class A common stock and shared dispositive power as to 6,667,800 shares of our class A common stock, (ii) VGI had shared voting power as to 2,349,900 shares of our class A common stock and shared dispositive power as to 2,349,000 shares of our class A common stock, (iii) VGE II had shared voting power as to 120,000 shares of our class A common stock and shared dispositive power as to 120,000 shares of our class A common stock and (iv) O. Andreas Halvorsen, David C. Ott, Thomas W. Purcell, Jr. and Daniel J. Cahill had shared voting power as to 6,667,800 shares of our class A common stock and shared dispositive power as to 6,667,800 shares of our class A common stock.

(4)

Based on a Schedule 13G/A Information Statement filed with the SEC on January 12, 2009. The Schedule 13G/A discloses that Wellington Management Company, LLP had shared voting power as to 2,433,376 shares of our class A common stock and shared dispositive power as to 3,686,565 shares of our class A common stock and did not have sole voting or sole dispositive power as to any shares of our class A common stock.

Executive Compensation

Compensation Discussion and Analysis.

This compensation discussion and analysis summarizes our general philosophy with regard to the compensation of our executive officers during fiscal 2008 and provides a context for the executive compensation disclosure, both narrative and tabular, included below in this Proxy Statement.

In this section, we discuss the objectives of our compensation program, including how the Company determines the goals of this program, for our Chief Executive Officer, our Chief Financial Officer and our three other executive officers, collectively referred to as “executive officers” or “named executive officers.”

Fiscal year 2008 marked our first full year as a public company and, as such, the compensation structure of the executive officers in respect of services for fiscal 2008 continued to be generally consistent with the one applied in fiscal 2007 with some modifications as discussed below. Additional modifications to our compensation structure are expected to be introduced in fiscal 2009. The Compensation Committee and the Section 162(m) Committee (whose composition and role is set forth in “Tax Considerations” below) reviewed and approved the compensation structure and awards for our executive officers for fiscal 2008.

Executive Compensation Philosophy and Goals

Consistent with our historical approach, our executive compensation philosophy for fiscal 2008 was to pay our executive officers base salaries that represent a relatively small percentage of their potential total compensation and to offer them the opportunity to earn significant incentive compensation in the form of annual cash bonus and equity-based awards. By offering meaningful total compensation packages that are equivalent to or above industry standards, we have aimed to provide a framework that encourages our executive officers to make a long-term commitment with the Company and to reward individual and Company performance. The primary objectives of our compensation program are to:

•	attract, retain and motivate top-level talent by providing competitive compensation opportunities;

•	reward executives for individual and team accomplishments and Company performance; and

•	align the interests of our executive officers with the long-term interests of our shareholders through equity-based compensation.

The Compensation Committee believes that our executive officers are crucial to our continued business success. As a result, the Company has implemented an executive compensation program based largely on pay-for-performance principles that is expected to encourage each executive officer to strive for outstanding individual and drive outstanding Company performance.

Although the Company does not utilize pre-set formulas to determine exact amounts allocated for executive compensation, it makes informed decisions based on its judgment and consideration of historical compensation, Company performance and market data to determine the amounts and components of base salary, cash bonus, equity awards and benefits for our executive officers. For more information on the factors used by the Compensation Committee in determining fiscal 2008 executive officer compensation and the process followed, please see the headings “Fiscal Year 2008 Compensation Decisions” and “Process for Determination of Executive Compensation” below.

Elements of Compensation

Our current compensation program is based on total reward and is composed of two primary components: (i) cash compensation, including annual base salary and annual cash bonus, and (ii) equity-based compensation. For fiscal 2008, we continued to make incentive compensation (in the form of annual cash bonus and equity-based compensation) the most significant component of total compensation for our executive officers. The components of our executive compensation program are described below.

Annual Base Salary. The Company has established base salaries for our executive officers taking into account position, country of residence, individual circumstances and past base salary levels. The Compensation Committee reviews the base salaries of our executive officers on an annual basis.

Annual Cash Bonus. For fiscal 2008, the annual cash bonus for all of our executive officers makes up the largest component of their total cash compensation. We did not establish a cash bonus program with pre-set performance goals that were required to be met nor did we set target bonuses. The annual cash bonuses our Compensation Committee approved for our executive officers in respect of services for fiscal 2008 were determined primarily based on Company performance and individual and team performance and included a review of historical compensation. See “Fiscal Year 2008 Compensation Decisions” for the factors taken into consideration by the Compensation Committee. Because we had no defined annual cash bonus targets, the amounts of our annual cash bonuses to our named executive officers appear in the discretionary “Bonus” column of the “2008 Summary Compensation Table” below.

Equity-Based Compensation. The Compensation Committee may in their discretion award equity-based awards to our executive officers. Equity-based awards are intended to align the incentives of our executive officers with the long-term stock performance of the Company and to promote long-term retention of key members of our management. The amount of equity-based compensation historically granted to our executive officers followed a compensation structure whereby the annual incentive compensation that our executive officers received included both a cash component and an equity component. The ratio of equity awards to cash awards for each executive officer was determined on a formulaic basis, in which the higher an executive officer’s total reward, the greater the proportion of equity awards he would receive in relation to cash awards. For fiscal 2008, we generally followed the equity allocation formula that we would have used to determine equity awards in fiscal 2007 had we not granted founders’ grants, as described below. We are in the process of formulating criteria for equity awards to be used in fiscal 2009 which we expect will take into account the executive officer’s position and level of responsibility within the Company, individual performance and potential for future contributions as well as alignment with the interests of shareholders.

In 2007, in connection with our initial public offering, we adopted the MSCI Inc. 2007 Equity Incentive Compensation Plan under which we are authorized to issue stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards and other equity-based and cash awards. At that time, in order to reflect the contributions of our executive officers to the completion of the Company’s initial public offering, their past performance and their anticipated future contributions to the success of the Company, a one-time founders grant award of restricted stock units and stock options was granted to executive officers and other Company employees on November 14, 2007, the pricing date of the offering.

The founders grants were awarded in lieu of annual end-of-year equity awards historically made under Morgan Stanley equity plans. In addition to the terms described above, vesting of the founders grant restricted stock units for our executive officers was contingent upon the Company having operating revenue of $258,640,000 or more during the period from September 1, 2007 to August 31, 2008. This threshold was achieved and certified by our 162(m) Committee. The awards will now vest over four years in accordance with the terms of the original grant agreement.

Fiscal Year 2008 Compensation Decisions

In determining the compensation of the executive officers for fiscal year 2008 the Compensation Committee took into account the performance of the Company and the performance of each individual. Specifically, the Compensation Committee considered the following Company performance factors with no particular weighting applied to any one factor:

•	record revenues of $431 million, up 16.5% from 2007;

•

record adjusted EBITDA (EBITDA excluding founders grant amortization) of $194.8 million, up 22.4% from 2007 and an adjusted EBITDA margin of 45.2% (See Table 14 titled “Reconciliation of Adjusted EBITDA to Net Income” and information about the use of non-GAAP financial information provided under “Notes Regarding the Use of Non-GAAP Financial Measures” in our Earnings Release dated January 9, 2009. The Earnings Release is available under the “Investor Relations” link at www.mscibarra.com (http://ir.msci.com/releasedetail.cfm?ReleaseID=358453). Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.);

•	very strong balance sheet with net debt of $135 million, down nearly $120 million from 2007;

•	new product introductions or enhancements in all three major product categories of equity analytics, indices and multi-asset class;

•	licensing of our indices as the basis of 48 new exchange traded funds (ETFs) launched in 2008 bringing the total of primary exchange listings of ETFs linked to our indices to 167;

•	enhanced infrastructure to replace services previously provided by Morgan Stanley, including the general ledger and benefit plans on a worldwide basis; and

•	improved cost structure by increasing the number of employees and functions in emerging market centers where 28% of our employees now reside compared to 18% in 2007.

Based on these factors and on historical compensation and using the compensation of executive officers in our compensation peer group as a reference, the Compensation Committee determined the annual incentive compensation awarded for fiscal 2008 as shown in the table below. Pending a review of the compensation structure in early 2009, no changes were made to the base salaries of any of the executive officers.

Named executive officers were granted equity awards on December 17, 2008 in respect of service during fiscal 2008 as shown in the table below. Because these awards were granted following the close of fiscal 2008 they are not disclosed in the “2008 Grants of Plan-Based Awards Table.” These awards are in the form of restricted stock units (RSUs) that will vest over three years with  1/3rd of the award vesting each year beginning in January, 2010 and were based on the volume weighted average price of our class A common stock on December 16, 2008 of $15.84. As noted in footnote (3) in the table below, a portion of Mr. Brierwood’s award will vest over four years with  1/4 th of the award vesting in each year beginning in January, 2010 to add to the long-term retentive effect of the award. These RSUs vest in the event of termination of employment due to death, disability or Full Career Retirement (as defined in the applicable award certificate), as a result of commencing employment with a governmental employer or due to an involuntary termination by the Company, provided that the termination does not involve certain prohibited behavior, and are generally subject to double trigger vesting upon a change in control.

The table below summarizes the fiscal 2008 base salary and year-end awards for each of the named executive officers. The values in this table differ from those shown in the “2008 Summary Compensation Table” below due to (a) the inclusion, as per SEC regulations, in the “2008 Summary Compensation Table” of the amortization components of prior year equity awards in the Stock and Option Award columns and (b) the exclusion, as per SEC regulations, in the “2008 Summary Compensation Table” of the value of the equity awards made in December 2008 in respect of services performed in fiscal 2008 for those employees who are not Full Career Retirement eligible under the terms of the applicable awards.

	Fiscal Year	Base Salary		Cash Bonus	Value of Equity Awards(1)	Total Reward
Henry A. Fernandez	2008	$250,000		$2,984,650	$2,065,350	$5,300,000
David C. Brierwood	2008	$322,903	(2)	$1,495,211	$1,681,886	$3,500,000	(3)
Michael K. Neborak	2008	$225,000		$1,162,500	$462,500	$1,850,000
C.D. Baer Pettit	2008	$284,915	(4)	$1,096,551	$418,534	$1,800,000
Gary Retelny	2008	$185,000		$967,250	$347,750	$1,500,000

(1)

Represents the dollar value of RSUs granted on December 17, 2008. 130,388 RSUs were awarded to Mr. Fernandez; 106,179 RSUs were awarded to Mr. Brierwood; 29,198 RSUs were granted to Mr. Neborak; 26,422 RSUs were granted to Mr. Pettit; and 21,953 RSUs were granted to Mr. Retelny. The number of RSUs granted was determined by dividing the dollar value of the award by $15.84, the volume weighted average of our class A common stock on December 16, 2008, and rounded down to the nearest share. Fractional RSUs equal to $4.08, $10.64, $3.68, $9.52 and $14.48 were not paid to Messrs. Fernandez, Brierwood, Neborak, Pettit and Retelny, respectively.

(2)	Mr. Brierwood’s base salary was £170,000 for fiscal 2008. The amount of British pounds sterling was converted to U.S. dollars using the average of daily spot rates of £1 to $1.89943.
(3)

Mr. Brierwood’s total compensation is comprised of a 2008 total reward of $2,500,000 plus a one-time equity award of $1,000,000 for a total of $3,500,000. This one-time equity award will vest over four years with  1/4th of the award vesting each year beginning in January, 2010. It is the Committee’s intention that in future years the structure of Mr. Brierwood’s total reward will be consistent with that of the other named executive officers.

(4)	Mr. Pettit’s base salary was £150,000 for fiscal 2008. The amount of British pounds sterling was converted to U.S. dollars using the average of daily spot rates of £1 to $1.89943.

Benefits

The Company provides health, welfare and other benefits to remain competitive with regard to hiring and retaining its employees. Our executive officers are eligible to participate in these benefit plans on the same terms and conditions as all other employees.

Pension and Retirement Benefits. Through August 31, 2008, our executive officers were entitled to participate in pension and retirement plans sponsored by Morgan Stanley and, had they attained the relevant age and service milestones, certain executive officers may have been eligible to participate in retiree medical coverage under the Morgan Stanley Medical Plan under similar terms and conditions as similarly situated employees of Morgan Stanley based on title, service and compensation. Effective on that date, our executive officers ceased to accrue benefits in all plans sponsored by Morgan Stanley and were considered to be terminated employees for the purposes of those plans. Contributions by the Company to defined contribution plans sponsored by Morgan Stanley for our executive officers for the applicable period are disclosed in the “All Other

Compensation” column in the “2008 Summary Compensation Table” below. The narrative disclosure following the “2008 Pension Benefits Table” below provides further detail on defined benefit pension plan arrangements sponsored by Morgan Stanley for our executive officers.

Effective September 1, 2008, the Company established its own health, welfare and other benefit plans. These plans are offered to all employees, including executive officers, under the same terms and conditions. In the United States and the United Kingdom, the Company has established defined contribution plans for all employees. Contributions by the Company to these defined contribution plans for our executive officers for the applicable period are disclosed in the “All Other Compensation” column in the “2008 Summary Compensation Table” below.

Deferred Compensation Programs. During fiscal 2008, no contributions were made by our executive officers or by the Company to any deferred compensation plan except for the contribution made by Mr. Retelny as disclosed in the “2008 Nonqualified Deferred Compensation Table,” below. Prior to fiscal 2008, our executive officers were entitled to participate in certain nonqualified deferred compensation programs sponsored by Morgan Stanley on similar terms and conditions as similarly situated employees of Morgan Stanley based on title, service and compensation. In general, these plans permitted our executive officers to defer their compensation on a voluntary basis and did not provide for Company contributions to the plans. The voluntary nonqualified deferred compensation plans in which our executive officers participated are described in the narrative disclosure following the “2008 Nonqualified Deferred Compensation Table,” below. Currently, the Company does not offer any deferred compensation programs to our executive officers.

Perquisites and other benefits. In accordance with our policy, we do not provide perquisites to our executive officers. Through August 31, 2008, one of our named executive officers (Mr. Pettit) received expatriate assistance as described below in footnote (7) to the “2008 Summary Compensation Table.” The majority of these expatriate benefits ceased on September 1, 2008.

Employment Agreements and Change in Control Arrangements

We do not have employment agreements with any of our executive officers. Our only termination agreements or change in control agreements with executive officers are as described in the following paragraph and in the sections below titled “Potential Payments Upon Termination or Change In Control” and “Equity Awards Outstanding under MSCI Plans.”

In the event of a change in control of MSCI and a “qualifying termination” (defined as a resignation from employment for good reason or a termination not for cause within 18 months following the change in control), all outstanding founders’ grant stock options and RSUs granted at the time of the IPO, in November 2007, will vest in full. This “double-trigger” vesting is consistent with market standards and a desire to maximize value by shareholders but also reduces unnecessary uncertainty involved with a potential change in control transaction. More detailed information on post-termination and change in control payments to our executive officers is provided in the section titled “Potential Payments upon Termination or Change in Control” below. For the equity grants made in fiscal 2009 in respect of service in fiscal 2008, “double trigger” vesting continues to apply in most cases. For certain named executive officers, the awards are subject to “single trigger” accelerated vesting upon certain hostile change in control events or other qualifying change in control events (as defined in the applicable award certificate). We have not granted any other equity awards to our executive officers.

Process for Determination of Executive Compensation

As noted above, the Company does not have any employment or separation agreements with its executive officers. As a result, the Company is not bound by any contractual requirements to compensate the executive officers nor does it guarantee any such compensation. The CEO, in consultation with the Chief Human Resources Officer, makes recommendations on compensation for executive officers other than himself and the

Compensation Committee takes these recommendations into account in reaching its decision. No other member of management participates in the decision. The CEO, although a member of the Compensation Committee, does not participate in the determination of his own compensation.

The Company engaged Frederic W. Cook & Co., Inc. (F.W. Cook) as its compensation consultant to assist with the determination of 2008 compensation for the named executive officers. F.W. Cook collected and analyzed publicly available proxy data of the compensation of the executives of the companies in our compensation peer group shown below. A peer group of companies was established in 2007 at the time of the initial public offering and was modified as follows for 2008 compensation:

•

Choicepoint, Inc., Federated Investors, Inc., and RiskMetrics Group, Inc. were added to the peer group to increase the number of companies that are of comparable size to the Company or are direct competitors.

•	Reuters Group PLC was deleted because it was acquired by Thomson Corp., and Thomson Corp. was deleted as it was deemed to be too large relative to the size of the Company.

Our current compensation peer group now includes the following companies:

•	Choicepoint, Inc. (acquired by LexisNexis, a division of Reed Elsevier on September 19, 2008);

•	Factset Research Systems Inc.;

•	Fair Isaac Corporation;

•	Federated Investors, Inc.;

•	IHS Inc.;

•	Interactive Data Corporation;

•	The McGraw-Hill Companies, Inc.;

•	Moody’s Corporation;

•	Morningstar, Inc.;

•	RiskMetrics Group, Inc.; and

•	SEI Investments Company.

F.W. Cook’s peer group analysis took into account base salary, total cash compensation and total direct compensation, which includes equity-based components of compensation. The Compensation Committee believes that, in aggregate, its total compensation package in respect of services for fiscal 2008 for our executive officers is both appropriate and competitive.

The Compensation Committee directly engaged Semler, Brossy Consulting LLC, an independent compensation consultant, to assist the Compensation Committee with its review of the data and analysis provided to it by both management and F.W. Cook.

Tax Considerations

Section 162(m) of the Internal Revenue Code and the supporting regulations generally limit tax deductibility of compensation in excess of $1.0 million paid to a named executive officer during any taxable year. However, this limitation does not apply to qualified performance-based compensation. For all our executive officers, annual cash bonus and annual equity compensation are determined under the terms of a performance-based plan, implemented under Section 162(m) of the Internal Revenue Code and approved by our shareholders. This plan provides that commencing with fiscal 2008, each Section 162(m) participant will be eligible to earn under the plan an annual incentive award for each fiscal year in a maximum amount equal to the following percentages of adjusted EBITDA (as defined in the plan) for that fiscal year:

•	5% for the Chief Executive Officer,

•	4% for the second highest compensated Section 162(m) participant, and

•	2% for all other Section 162(m) participants.

The Compensation Committee has delegated to a group of directors who are “outside directors” as defined under Section 162(m) of the Internal Revenue Code (162(m) Committee), the responsibility and authority to review and approve performance-based compensation for certain executive officers, pursuant to the plan. The 162(m) Committee is comprised of Mr. Benjamin F. duPont, Mr. Scott M. Sipprelle and Mr. Rodolphe M. Vallee. In determining the annual incentive award amounts payable under the plan, the 162(m) Committee may pay a Section 162(m) participant up to but not in excess of the maximum amounts described above, taking into account factors that the 162(m) Committee may deem relevant to the assessment of individual or corporate performance for the year. The 162(m) Committee reviewed and approved the 2008 annual incentive awards as recommended by the Compensation Committee. As part of its approval of fiscal 2008 incentive compensation for our named executive officers, the 162(m) Committee reviewed the maximum amount yielded by the application of the shareholder-approved performance formula described above, and the 162(m) Committee certified that the Company’s financial results for fiscal 2008 satisfied the performance criteria of Section 162(m).

The Compensation Committee considers Section 409A of the Internal Revenue Code when determining compensation paid to our executive officers and structures its compensation arrangements in a way intended to avoid the imposition of any additional tax, interest or penalties under Section 409A.

Compensation Committee Report.

We, the Compensation Committee of the Board of Directors of MSCI Inc., have reviewed and discussed with management the Compensation Discussion and Analysis above. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2008 filed with the Securities and Exchange Commission.

Respectfully submitted,

Linda H. Riefler, Chair

Kenneth M. deRegt

Henry A. Fernandez

Rodolphe M. Vallee

2008 Summary Compensation Table. The following table summarizes the compensation of our named executive officers for the fiscal years ended November 30, 2008 and 2007. Compensation in the table below includes not only compensation earned for services in fiscal 2008 and fiscal 2007, but also, in the case of stock awards and option awards granted under Morgan Stanley and MSCI equity plans, compensation granted in prior fiscal years but recognized as an expense for financial statement reporting purposes with respect to fiscal 2008 and fiscal 2007, as applicable.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)(6)	All Other Compensation ($)(7)	Total ($)
Henry A. Fernandez	2008	250,000		2,984,650	7,124,474	1,682,291	3,883	24,464	12,069,762
Chief Executive Officer and President	2007	250,000		2,984,650	406,794	78,594	—	6,100	3,726,138

David C. Brierwood	2008	326,475		1,495,211	3,268,811	524,477	2,858	398,344	6,016,176
Chief Operating Officer	2007	339,603	(8)	2,213,218	233,929	29,122	67,042	45,847	2,928,761

Michael K. Neborak	2008	225,000		1,162,500	851,511	262,272	—	7,788	2,509,071
Chief Financial Officer	2007	225,000		1,138,500	135,073	97,073	14,504	6,100	1,616,250

C.D. Baer Pettit	2008	284,915		1,096,551	1,562,815	485,872	—	316,232	3,746,385
Head of Client Coverage and Marketing	2007	299,649	(9)	990,228	247,208	31,316	2,327	129,885	1,700,613

Gary Retelny	2008	185,000		967,250	1,333,234	443,044	—	7,488	2,936,016
Head of Strategy and Business Development and Chief Administrative Officer	2007	185,000		869,750	138,754	35,255	25,475	6,100	1,260,334

(1)	Includes elective deferrals to employee benefits plans.
(2)

Includes amounts contributed to Morgan Stanley deferred compensation plans. See note 1 to the “2008 Nonqualified Deferred Compensation Table” below. Annual cash bonus amounts were paid in January 2009 for fiscal 2008 and in January 2008 for fiscal 2007.

(3)

See “2008 Award Values in the Summary Compensation Table” below. Represents amounts recognized as an expense in the Company’s 2008 financial statements related to all RSUs, including both MSCI and Morgan Stanley RSUs, awarded to the executive officers in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R), including fractional RSUs settled in cash at grant, if any. For the value of RSUs granted to each executive officer for services to the Company in fiscal 2008, see the table in the “Compensation Discussion and Analysis” on page 14.

Amount recognized as an expense related to RSUs in the Company’s financial statements for fiscal 2008 represents:

•

For Mr. Fernandez, the sum of (i) $2,065,346 of expense related to the MSCI RSU award granted in fiscal 2009 as a Full Career Retirement eligible award for services in fiscal 2008, (ii) $5,046,873 of expense related to MSCI founders grant of RSU awards granted on November 14, 2007 and (iii) $12,255 of expense related to Morgan Stanley RSU awards for services in fiscal 2004.

•

For Mr. Brierwood, the sum of (i) $1,681,875 of expenses related to the MSCI RSU awards granted in fiscal 2009 as Full Career Retirement eligible awards for services in fiscal 2008, (ii) $1,573,435 of expense related to MSCI founders grant of RSU awards granted on November 14, 2007 and (iii) $10,501 of expense related to Morgan Stanley RSU awards for services in fiscal 2004.

•

For Mr. Neborak, the sum of (i) $742,183 of expense related to MSCI founders grant of RSU awards granted on November 14, 2007 and (ii) $109,328 of expense related to Morgan Stanley RSU awards for services in fiscal 2006.

•

For Mr. Pettit, the sum of (i) $1,425,000 of expense related to MSCI founders grant of RSU awards granted on November 14, 2007 and (ii) $137,815 of expense related to Morgan Stanley RSU awards for services in fiscal 2004, 2005 and 2006.

•

For Mr. Retelny, the sum of (i) $1,276,558 of expense related to MSCI founders grant of RSU awards granted on November 14, 2007 and (ii) $56,676 of expense related to Morgan Stanley RSU awards for services in fiscal 2004, 2005 and 2006.

For further information on the Company’s accounting for stock-based compensation, see notes 1 and 13 to the consolidated financial statements included in the Company’s 2008 Annual Report Form 10-K. Although each executive officer received an RSU award for services in fiscal 2008, only the awards for Messrs. Fernandez and Brierwood were expensed in fiscal 2008 as they are Full Career Retirement eligible for purposes of these awards.

(4)

See “Award Values in the 2008 Summary Compensation Table” below. Represents amounts recognized as an expense in the Company’s 2008 financial statements related to all stock option awards, including both MSCI and, in some cases, Morgan Stanley awards, granted to the executive officers in accordance with SFAS No. 123R. For further information on the Company’s accounting for stock-based compensation, see notes 1 and 13 to the consolidated financial statements included in the Company’s 2008 Form 10-K.

Amount recognized as an expense related to stock option awards in the Company’s financial statements for fiscal 2008 represents:

•	For Mr. Fernandez, the portion of the expense for the service period related to MSCI founders grant of stock option awards granted on November 14, 2007.
•	For Mr. Brierwood, the portion of the expense for the service period related to MSCI founders grant of stock option awards granted on November 14, 2007.
•

For Mr. Neborak, the sum of (i) $247,395 of expense related to MSCI founders grant of stock option awards granted on November 14, 2007 and (ii) $14,877 of expense related to Morgan Stanley stock option awards granted upon hire in fiscal 2006 and for services in fiscal 2006.

•

For Mr. Pettit, the sum of (i) $474,999 of expense related to MSCI founders grant of stock option awards granted on November 14, 2007 and (ii) $10,873 of expense related to Morgan Stanley stock option awards for services in fiscal 2006.

•

For Mr. Retelny, the sum of (i) $425,519 of expense related to MSCI founders grant of stock option awards granted on November 14, 2007 and (ii) $17,525 of expense related to Morgan Stanley stock option awards for services in fiscal 2006.

(5)

The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column includes the aggregate increase from November 30, 2007 to November 30, 2008 in the actuarially determined present value of the accumulated benefit under the Morgan Stanley-sponsored defined benefit pension plans, if any, during the measurement period. Effective August 31, 2008, Messrs. Fernandez, Brierwood, Neborak and Retelny ceased accruing benefits under the Morgan Stanley defined benefit plans. This, combined with the increase in the discount rate from 6.34% to 7.52%, resulted in a decrease in the present value of the accumulated benefit under the Morgan Stanley-sponsored defined benefit pension plans during the measurement period for Messrs. Fernandez, Brierwood, Neborak and Retelny of $450,988, $13,617, $2,536 and $295, respectively. Mr. Pettit did not participate in any of the Morgan Stanley-sponsored defined benefit pension plans. See the “2008 Pension Benefits Table” below for further information. Changes in present value also reflect the effect of an additional period of pension accrual through August 31, 2008. The present value at November 30, 2007 is based on a 6.34% discount rate and the RP-2000 White Collar Combined Mortality Table projected to 2015 with Scale AA, for Males and Females. The present value at November 30, 2008 is based on a 7.52% discount rate and the RP-2000 White Collar Combined Mortality Table projected to 2015 with Scale AA, for Males and Females. Present values are determined using an interest-only discount before retirement. Post-retirement discounts are based on interest and mortality. For each plan, the assumed benefit commencement date is the earliest age at which the executive can receive unreduced benefits under that plan.

During 2008, Morgan Stanley changed its pension measurement date from September 30 to November 30. The change in pension value for the period October 1, 2007 to November 30, 2007 for

Messrs. Fernandez, Brierwood, Neborak and Retelny was $7,182, $574, $1,699 and $457, respectively, and is based on a 6.34% discount rate and the RP-2000 White Collar Combined Mortality Table projected to 2015 with Scale AA, for Males and Females, the assumptions used for the 2007 measurement period.

(6)

The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column also includes the aggregate increase, if any, in the value of the executive officer’s accounts under Morgan Stanley’s nonqualified deferred compensation plans at November 30, 2008 (without giving effect to any distributions made during fiscal 2008) from December 1, 2007 that are attributable to above-market earnings. Above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the earnings credited on deferred compensation. This column includes $3,883 for Mr. Fernandez and $2,858 for Mr. Brierwood. For details of the nonqualified deferred compensation plans in which the executive officers participate, see the “2008 Nonqualified Deferred Compensation Table” below.

(7)

The “All Other Compensation” column includes (a) contributions made by the Company under our or Morgan Stanley’s defined contribution plans and (b) perquisites, as detailed below. In addition, our executive officers may participate on the same terms and conditions as other investors in investment funds that Morgan Stanley may form and manage primarily for client investment, except that Morgan Stanley may waive or lower applicable fees and charges for our employees.

(a)	Mr. Fernandez received a one-time payment of $16,489 in connection with social security taxes payable when he ceased to participate in the Morgan Stanley non-qualified defined benefit plan.
(b)	Mr. Brierwood’s fiscal 2008 Company contributions to the Morgan Stanley U.K. Alternative Retirement Plan totaled £19,416 ($36,879). Mr. Pettit’s fiscal 2008 Company contributions to the Morgan Stanley U.K. Group Pension Plan totaled £15,000 ($28,491). The amount of British pounds sterling was converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.89943. For each of Messrs. Fernandez, Neborak and Retelny, the Company’s 401(k) matching contribution in the Morgan Stanley plan for 2008 was $6,100 and was allocated to Morgan Stanley stock and the non-elective deferrals in our plan were $1,875, $1,688 and $1,388 respectively.
(c)	Mr. Brierwood received a payment from Morgan Stanley of £190,302 ($361,465) to compensate him for assessed interest and penalties on taxes due related to a stock option exercise as a result of an error. The amount of British pounds sterling was converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.89943.
(d)	Mr. Pettit received relocation benefits valued at $287,741 for fiscal 2008. This amount includes a cost of living adjustment, a housing allowance, costs associated with tax equalization which includes a tax gross-up and the cost of storing his goods. Mr. Pettit ceased receiving a cost of living adjustment and a housing allowance on August 31, 2008.
(8)

Mr. Brierwood’s base salary was £170,000 for each of fiscal 2007 and fiscal 2008. The amounts of British pounds sterling were converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.9977 and $1.89943 for 2007 and 2008, respectively. Mr. Brierwood received an additional £1,881 ($3,573) in base salary to compensate him for his loss of participation in the Morgan Stanley U.K. Alternative Retirement Plan. The Company has not established a similar program for Mr. Brierwood, the only MSCI participant in the Morgan Stanley U.K. Alternative Retirement Plan.

(9)

Mr. Pettit’s base salary was £150,000 for each of fiscal 2007 and fiscal 2008. The amounts of British pounds sterling were converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.9977 and $1.89943 for 2007 and 2008, respectively.

Award Values in the 2008 Summary Compensation Table

The 2008 Summary Compensation Table was prepared in accordance with SEC regulations and values equity awards based principally on the treatment of compensation expense in the income statement of the employer under the applicable accounting rule, currently SFAS No. 123R. In general, under SFAS No. 123R an equity award is expensed over the service period of the award.

The portions of the RSUs and stock options awarded as MSCI founders grants that were expensed during fiscal 2008 are disclosed in the “Stock Awards” and “Options Awards” columns, respectively, of the “2008

Summary Compensation Table” above. Unlike the MSCI equity awards granted in fiscal 2009 in respect of fiscal 2008, and the Morgan Stanley equity awards discussed below, the MSCI founders grant awards do not provide for vesting in the event of retirement.

For the awards granted in fiscal 2009 in respect of fiscal 2008, the “2008 Summary Compensation Table” includes expenses for Messrs. Fernandez and Brierwood but not Messrs. Neborak, Pettit and Retelny. Messrs. Neborak, Pettit and Retelny are not Full Career Retirement eligible for purposes of such awards and, accordingly, under SFAS No. 123R, these awards are required to be expensed over the service period specified under the award terms. As these awards were granted after the close of the fiscal year, no expense has been allocated in fiscal 2008 to Messrs. Neborak, Pettit and Retelny for these awards. Consequently, for these executive officers, the expense for fiscal 2008 is for MSCI founders grants awarded in 2007 and prior awards granted by Morgan Stanley as disclosed in the “Stock Awards” and “Options Awards” columns of the “2008 Summary Compensation Table” above.

Messrs. Fernandez and Brierwood are Full Career Retirement eligible for purposes of the 2008 equity awards. If an employee is Full Career Retirement eligible at the time of the grant under the terms of the award, then the award is expensed over a service period prior to the grant date. Accordingly, for Messrs. Fernandez and Brierwood, the full SFAS No. 123R grant date value of this award is expensed in the service year for which it is granted and disclosed in the “Stock Awards” column of the “2008 Summary Compensation Table” above. As stated above, unlike the 2008 MSCI equity awards, the MSCI founders grant awards do not provide for vesting in the event of retirement and, these awards, together with prior awards from Morgan Stanley for which Messrs. Fernandez and Brierwood were not Full Career Retirement eligible at the time of the grant, are required under SFAS No. 123R to be expensed over the service period. The portion of these awards that was expensed during fiscal 2008 is disclosed in the “Stock Awards” and “Option Awards” columns, respectively, of the “2008 Summary Compensation Table” above.

2008 Grants of Plan-Based Awards Table. As discussed in the “Compensation Discussion and Analysis” on page 13, executive officers were granted equity awards (in the form of RSUs) under our plans in December 2008 for service in fiscal 2008. However, because these awards were granted following the close of fiscal 2008, there are no grants to disclose for purposes of the 2008 Grants of Plan-Based Awards Table. For the value of the RSUs granted in December 2008 for service in fiscal 2008, see the table that appears in the “Compensation Discussion and Analysis” on page 14. For the compensation expense that was recognized in fiscal 2008 for the RSUs granted in December 2008 to Messrs. Fernandez and Brierwood, who were Full Career Retirement eligible for purposes of such awards, see footnote (3) to the “2008 Summary Compensation Table” above and the accompanying discussion in the “Award Values in the Summary Compensation Table.”

2008 Outstanding Equity Awards at Fiscal Year-End Table. The following tables show the number of shares covered by exercisable and unexercisable stock options and outstanding restricted stock units held by our executive officers on November 30, 2008 that remain subject to forfeiture and cancellation provisions. Separate tables are presented below for awards outstanding under our equity plans and for those outstanding under Morgan Stanley equity plans.

AWARDS OUTSTANDING UNDER MSCI EQUITY PLANS(1)

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date (mm/dd/yyyy)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Henry A. Fernandez	—	569,720	18.0000	11/14/2017	708,333	10,929,578
David C. Brierwood	—	177,618	18.0000	11/14/2017	220,833	3,407,453
Michael K. Neborak	—	83,782	18.0000	11/14/2017	104,166	1,607,281
C.D. Baer Pettit	—	160,862	18.0000	11/14/2017	200,000	3,086,000
Gary Retelny	—	144,105	18.0000	11/14/2017	179,166	2,764,531

(1)	This table does not include awards granted in December 2008 in respect of services in fiscal 2008. For the value of such awards, see the table in the “Compensation Discussion and Analysis” on page 14.
(2)

The stock option awards in this table will vest and become exercisable as follows: 50% of the award vests and becomes exercisable on 11/14/2009; 25% of the award vests and becomes exercisable on 11/14/2010 and 25% of the award vests and becomes exercisable on 11/14/2011.

(3)

Outstanding RSUs held on November 30, 2008 that remain subject to forfeiture and cancellation provisions. The RSU awards included in this table vest and convert as follows: 50% of the award is scheduled to vest and convert to shares on 11/14/2009, 25% of the award is scheduled to vest and convert to shares on 11/14/2010 and 25% of the award is scheduled to vest and convert to shares on 11/14/2011.

(4)	The market value of RSUs is based on $15.43, the closing price of our class A common stock on November 28, 2008, and is rounded to the nearest whole number.

AWARDS OUTSTANDING UNDER MORGAN STANLEY EQUITY PLANS

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date (mm/dd/yyyy)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Henry A. Fernandez	16,623	—	30.3373	1/02/2009	11,388	167,973
	12,416	—	51.1836	1/02/2010
	14,464	—	55.6085	1/02/2011
	22,174	—	48.5345	1/02/2012
	32,612	—	36.2209	1/02/2013
	25,031	—	47.1909	1/02/2014
	—	8,825	66.7260	12/12/2016

Total	123,320	8,825			11,388	167,973
David C. Brierwood	17,626	—	30.3373	1/02/2009	4,537	66,921
	16,160	—	51.1836	12/02/2009
	20,356	—	55.6085	12/02/2010
	21,686	—	48.5345	12/02/2011
	18,064	—	36.2209	12/02/2012
	21,408	—	47.1909	12/02/2013
	—	12,660	66.7260	12/12/2016

Total	115,300	12,660			4,537	66,921
Michael K. Neborak	14,478	—	64.8366	10/19/2016	1,942	28,645
	—	1,935	66.7260	12/12/2016

Total	14,478	1,935			1,942	28,645
C.D. Baer Pettit	440	—	55.6085	1/02/2011	1,825	26,919
	1,212	—	48.5345	1/02/2012
	2,242	—	36.2209	1/02/2013
	1,917	—	47.1909	1/02/2014
	—	1,414	66.7260	12/12/2016

Total	5,811	1,414			1,825	26,919
Gary Retelny	—	2,279	66.7260	12/12/2016	654	9,647
	—	—			579	8,540
					515	7,596

Total	—	2,279			1,748	25,783

(1)	The stock option awards in this table became or will become exercisable as shown in the following table:

Option Expiration Date	Exercise Schedule
1/02/2009	75% of the award became exercisable on 1/2/1999. The remaining 25% became exercisable 5% per year over the next 5 years. The shares acquired upon exercise were subject to cancellation and transfer restrictions until 1/2/2004.

12/02/2009	75% of the award became exercisable on 1/2/2000. The remaining 25% became exercisable on 1/2/2005. The shares acquired upon exercise were subject to cancellation and transfer restrictions until 1/2/2005.

1/02/2010	75% of the award became exercisable on 1/2/2000. The remaining 25% became exercisable on 1/2/2005. The shares acquired upon exercise were subject to cancellation and transfer restrictions until 1/2/2005.

12/02/2010	100% of the award became exercisable on 1/2/2003. The shares acquired upon exercise were subject to cancellation and transfer restrictions until 1/2/2006.

Option Expiration Date	Exercise Schedule
1/02/2011	100% of the award became exercisable on 1/2/2003. The shares acquired upon exercise were subject to cancellation and transfer restrictions until 1/2/2006.

12/02/2011	100% of the award became exercisable on 1/2/2004. The shares acquired upon exercise were subject to cancellation and transfer restrictions until 1/2/2007.

1/02/2012	100% of the award became exercisable on 1/2/2004. The shares acquired upon exercise were subject to cancellation and transfer restrictions until 1/2/2007.

12/02/2012	100% of the award became exercisable on 1/2/2005. The shares acquired upon exercise were subject to cancellation and transfer restrictions until 1/2/2008.

1/02/2013	100% of the award became exercisable on 1/2/2005. The shares acquired upon exercise were subject to cancellation and transfer restrictions until 1/2/2008.

12/02/2013	50% of the award became exercisable on 1/2/2006 and 50% of the award became exercisable on 1/2/2007. The shares acquired upon exercise remain subject to cancellation and transfer restrictions until 1/2/2009.

1/02/2014	50% of the award became exercisable on 1/2/2006 and 50% of the award became exercisable on 1/2/2007. The shares acquired upon exercise remain subject to cancellation and transfer restrictions until 1/2/2009.

10/19/2016	With respect to the tranche of 14,478 stock options held by Mr. Neborak, 78% of the award became exercisable on 10/19/2006 and 22% of the award became exercisable on 7/20/2007.

12/12/2016	50% of the award becomes exercisable on 1/2/2009 and 50% of the award becomes exercisable on 1/2/2010. The shares acquired upon exercise remain subject to cancellation and transfer restrictions until 1/2/2010.

(2)

Morgan Stanley stock options were granted with an exercise price equal to the fair market value of Morgan Stanley’s common stock on the date of grant and were subsequently equitably adjusted to reflect the Discover spin-off.

(3)

Outstanding Morgan Stanley RSUs held on November 30, 2008 that remain subject to forfeiture and cancellation provisions. The RSU awards in this table vest and convert to shares as shown in the following table. Messrs. Fernandez and Brierwood are Full Career Retirement eligible for purposes of these awards and do not need to perform any future services to earn these awards; however, these awards remain subject to cancellation provisions until the RSUs convert on the scheduled date.

Name	# of Units	Vesting and Conversion Schedule
Henry A. Fernandez	11,388	100% of the award is scheduled to convert to shares on 1/2/2010.
David C. Brierwood	4,537	100% of the award is scheduled to convert to shares on 1/2/2010.
Michael K. Neborak	1,942	100% of the award is scheduled to vest and convert to shares on 1/2/2010.
C.D. Baer Pettit	1,825	100% of the award is scheduled to vest and convert to shares on 1/2/2010.
Gary Retelny	654	100% of the award is scheduled to vest and convert to shares on 1/2/2010.
	579	100% of the award is scheduled to convert to shares on 11/30/2012.
	515	100% of the award is scheduled to convert to shares on 12/13/2012.

(4)	The market value of Morgan Stanley RSUs is based on $14.75, the closing price of Morgan Stanley common stock on November 28, 2008, and is rounded to the nearest whole number.

2008 Option Exercises and Stock Vested Table. The following table contains information about exercises of Morgan Stanley stock options by the executive officers and Morgan Stanley RSUs held by the executive officers that reached the scheduled conversion date and ceased to be subject to cancellation provisions during fiscal 2008. As there were no exercises of our stock options or vesting of our RSUs by any of the executive officers, the table below relates only to Morgan Stanley awards.

	Morgan Stanley Option Awards		Morgan Stanley Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Henry A. Fernandez	15,716	462,395	78,073	3,362,994
David C. Brierwood	16,012	471,103	58,577	2,523,204
Michael K. Neborak	—	—	1,942	83,652
C.D. Baer Pettit	—	—	9,189	395,816
Gary Retelny	—	—	4,332	186,601

(1)	The value realized is based on the average of the high and low price of Morgan Stanley’s common stock on the date of vesting.

2008 Pension Benefits Table. The tables below show the present value of accumulated benefits payable to each of the executive officers and the years of service credited to each executive officer under the specified retirement plans. As the Company does not operate any defined benefit pension plans in the country where the executive officers reside, the table below relates only to Morgan Stanley plans. As described in the “Compensation Discussion and Analysis,” our executive officers ceased to be eligible to participate in all pension and retirement plans sponsored by Morgan Stanley as of August 31, 2008.

Name	Plan Name	Number of Years Credited Service (#)	Retirement Age for Full Benefits	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Henry A. Fernandez	Morgan Stanley Employees Retirement Plan	21.17	65	$163,260	—
	Morgan Stanley & Co. Incorporated Excess Benefit Plan	21.17	65	$86,511	—
David C. Brierwood(2)	Morgan Stanley U.K. Group Pension Plan	10	65	$42,094	—
Michael K. Neborak(3)	Morgan Stanley Employees Retirement Plan	—	—	—	—
C.D. Baer Pettit(4)	—	—	—	—	—
Gary Retelny	Morgan Stanley Employees Retirement Plan	6.75	65	$44,832	—

(1)

The present value at November 30, 2008 is based on a 7.52% discount rate and the RP-2000 White Collar Combined Mortality Table projected to 2015 with Scale AA, for Males and Females. Present values are determined using an interest-only discount before retirement. Post-retirement discounts are based on interest and mortality. For each plan, assumed benefit commencement date is the earliest age at which the executive can receive unreduced benefits under that plan.

(2)

Mr. Brierwood participated in the U.K. Pension Plan, a defined contribution plan that provided defined benefit pension accruals until October 1, 1996. As of October 1, 1996, Mr. Brierwood’s accrued benefit under the U.K. Pension Plan was converted to an account balance, the value of which was $316,108 (£166,425) as of November 30, 2008. If the value of the account balance relating to the pre-October 1996 portion of Mr. Brierwood’s U.K. Pension Plan benefit, adjusted for investment experience until the payment date, is greater than the value of the guaranteed minimum pension under the U.K. Pension Plan, no defined benefit pension is payable. If the value of the guaranteed minimum pension, determined in accordance with

U.K. laws, is greater than the value of the adjusted account balance, the guaranteed minimum pension is payable, in addition to any defined contribution amount payable for the period after September 30, 1996. Mr. Brierwood had 10 years of credited service in the U.K. Pension Plan at the time his accrued benefit was converted to an account balance. The amount shown in the table for Mr. Brierwood does not include defined contribution benefits that were accrued after September 30, 1996. The amount of British pounds sterling was converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.89943. As of August 31, 2008, Mr. Brierwood ceased participation in this plan.

(3)

Mr. Neborak is no longer eligible for benefits under the Morgan Stanley defined benefit plan as he had not completed 5 years of service on August 31, 2008, the date upon which he ceased to participate in the plan.

(4)	Mr. Pettit did not participate in any of the Morgan Stanley defined benefit pension plans.

Employees Retirement Plan

Prior to September 1, 2008, substantially all of the U.S. MSCI employees hired before July 1, 2007 were covered after one year of service by the Morgan Stanley Employees Retirement Plan (ERP), a non-contributory, defined benefit pension plan that is qualified under Section 401(a) of the Internal Revenue Code. Benefits are equal to 1% of eligible earnings for each year of service plus 0.5% of eligible earnings in excess of Social Security covered compensation. Eligible earnings generally include all taxable compensation, other than certain equity-based and nonrecurring amounts, up to $170,000 per year. ERP participants who, as of January 1, 2004, had age plus service equal to at least 65 and who had been credited with five years of service receive benefits determined under the ERP’s pre-2004 benefit formula, if greater. Pre-2004 benefits equal 1.15% of final average salary, plus 0.35% of final average salary in excess of Social Security covered compensation, in each case multiplied by credited service of up to 35 years, where final average salary is base salary for the highest paid 60 consecutive months of the last 120 months of service. Benefits are payable at age 65 (or earlier subject to certain reductions in the amounts payable). Early retirement reductions under the pre-2004 provisions of the ERP are payable in full at age 60 and reduced 4% per year for retirements between ages 55 and 60 for employees who retire after age 55 with 10 years of service. The ERP was closed to new participants effective July 1, 2007 and was replaced by a retirement contribution to the Company’s 401(k) Plan. Messrs. Fernandez, Neborak and Retelny participated in the ERP through August 31, 2008 when all MSCI employees ceased to participate in future accrual of benefits in the plans operated by Morgan Stanley. Mr. Fernandez was eligible for early retirement under the ERP.

Excess Benefit Plan and Supplemental Executive Retirement Plan

Mr. Fernandez participated in the Morgan Stanley & Co. Incorporated Excess Benefit Plan (EB) and Messrs. Fernandez and Brierwood were “grandfathered” under the Morgan Stanley Supplemental Executive Retirement Plan (SERP) but had not yet met the eligibility requirements to receive benefits under the SERP when they ceased to be eligible to participate in the EB Plan and the SERP on August 31, 2008. Consequently, neither Mr. Fernandez nor Mr. Brierwood are entitled to any benefits from the SERP. The EB plan is unfunded and nonqualified. Credited service under the EB Plan begins after one year of service. The EB Plan provides benefits not otherwise provided in the ERP because of limits in the ERP or Internal Revenue Service limits on eligible pay and benefits and certain grandfathered benefits not otherwise payable under the ERP. The EB Plan was closed to new entrants in 2002 and was further restricted effective January 1, 2004 to allow only grandfathered employees, who as of that date met certain eligibility criteria, to benefit from the plans. Grandfathering in these plans was provided to all similarly situated eligible employees close to retirement.

U.K. Group Pension Plan

Mr. Brierwood is a U.K.-benefits-eligible executive officer who participated in the U.K. defined contribution plan. He also has a deferred U.K. defined benefit pension in the Defined Benefit Section of the Morgan Stanley U.K. Group Pension Plan. Following the closure of the Defined Benefit Section of the Morgan

Stanley U.K. Group Pension Plan in 1996, members were given the option to transfer their benefits to the Defined Contribution Section. Due to U.K. legislation regarding the interaction of benefits from occupational pension schemes and the State Earnings Related Pension, a minimum pension must be provided from the pre-1996 benefits in the Plan. For those members who transferred their benefits from the Defined Benefit Section to the Defined Contribution Section, the pension provided from the pre-1996 fund at retirement must be at least equal to the minimum pension underpin. The minimum pension increases each year as set out in U.K. legislation.

The defined benefit portion of the U.K. Plan was frozen on October 1, 1996. Prior to that date, substantially all U.K. employees of Morgan Stanley U.K. Ltd. and Morgan Stanley International, Inc. participated. Benefits accrued at the rate of  1/60th of Final Pensionable Salary for each year of service as a member of the U.K. Plan, where Pensionable Salary was Base Salary less a fixed offset, and Final Pensionable Salary was computed as the highest three consecutive years of Pensionable Salary in the last 10 years. Mr. Pettit also participated in the Defined Contribution Section of the Morgan Stanley U.K. Group Pension Plan.

2008 Nonqualified Deferred Compensation Table. The following table contains information with respect to the participation of the executive officers in Morgan Stanley’s unfunded deferred compensation plans that provide for the deferral of compensation on a basis that is not tax-qualified. The Company does not currently have its own unfunded deferred compensation plan.

Each executive officer participates in one or more of four Morgan Stanley nonqualified deferred compensation plans as of November 30, 2008: the Pre-Tax Incentive Program (PTIP), the Capital Accumulation Plan (CAP), the Select Employees’ Capital Accumulation Program (SECAP) and the Notional Leveraged Co-Investment Plan (LCIP). The executive officers participate in the plans on similar terms and conditions as similarly situated employees of Morgan Stanley based on title, service and compensation. These terms and conditions are described below following the footnotes to the table. No contributions were made by the executive officers or the Company to any Morgan Stanley non-qualified deferred compensation plans with respect to services for fiscal 2008. One executive officer made a contribution in respect of service for fiscal 2007. Balances in SECAP and LCIP were distributed to our executive officers (and all other participating MSCI employees) in early 2009.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(2)(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(2)(4) ($)
Henry A. Fernandez
Capital Accumulation Plan	—	—	4,591	3,384	10,789
Pre-Tax Incentive Plan	—	—	13,978	—	442,088

Total	—	—	18,569	3,384	452,877
David C. Brierwood
Capital Accumulation Plan	—	—	4,011	4,149	14,588
Notional Leveraged Co-Investment Plan	—	—	(376,930)		74,599

Total	—	—	(372,919)	4,149	89,187
Michael K. Neborak
Notional Leveraged Co-Investment Plan	—	—	(76,837)	—	15,210

Total	—	—	(76,837)	—	15,210
C.D. Baer Pettit
Select Employees’ Capital Accumulation Program	—	—	(15,055)	—	40,617

Total	—	—	(15,055)	—	40,617
Gary Retelny
Select Employees’ Capital Accumulation Program	45,000	—	(25,758)	—	88,140
Notional Leveraged Co-Investment Plan	—	—	(90,520)	—	17,916

Total	45,000	—	(116,278)	—	106,056

(1)	Represents contributions made during the fiscal year ended November 30, 2008 in respect of services for fiscal 2007.
(2)	Earnings and balances are valued as of November 30, 2008.
(3)

These amounts represent the aggregate decrease in the balance of each executive officer’s account at November 30, 2008 over the balance of his accounts at December 1, 2007, without giving effect to any withdrawals or distributions, including those amounts that are described in note 6 to the “2008 Summary Compensation Table” above.

(4)	Includes distributions between December 1, 2007 and November 30, 2008.

The following is a description of the material terms with respect to contributions, earnings and distributions applicable to each of the four nonqualified deferred compensation plans referenced in the table above.

Pre-Tax Incentive Program (PTIP)

Under PTIP, participants were permitted to defer a portion of their cash bonus or commissions for one or more fiscal years. The plan has been closed to new contributions since 2003. Earnings on PTIP contributions are based on the performance of notional investments available under the plan and selected by the participants. Participants could generally elect the commencement date for distributions of their contributions and earnings and the number of annual installments over which to receive distributions (generally, 5, 10, 15 or 20 years). Subject to earlier distribution on death or termination of employment due to disability, no distributions may begin prior to the later of the fifth anniversary of the deferral or attainment of age 55, and no distribution may begin prior to termination of employment.

Capital Accumulation Plan (CAP)

Under CAP, participants were granted a number of units based on their level of compensation in excess of base salary. The plan has been closed to new contributions since 1998. Earnings on units are based on notional interests in investment earnings and interest on risk capital investments selected by Morgan Stanley. Participants generally receive plan distributions after dividends, distributions of capital, liquidation proceeds or other distributions are paid from the underlying investments.

Select Employees’ Capital Accumulation Program (SECAP)

Under SECAP, participants are permitted to defer a portion of their cash bonus or commissions for one or more fiscal years. Earnings on SECAP are based on the performance of notional investments available under the plan and selected by the participants. Participants elect the commencement date for distributions of their contributions and earnings and the number of annual installments over which to receive distributions (lump sum or two through ten annual installments) subject to earlier distribution on death or termination of employment.

Notional Leveraged Co-Investment Plan (LCIP)

LCIP permits each participant to allocate up to 40% of the participant’s long-term incentive compensation to the plan. Morgan Stanley may make a notional investment in an amount equal to a multiple of each participant’s contribution. Contributions are notionally invested by Morgan Stanley in reference investments, which may include Morgan Stanley’s proprietary investment funds, “funds of funds” of Morgan Stanley that include third-party investment funds, and other third-party investment funds. All amounts contributed by a participant plus any earnings on participant contributions and Morgan Stanley notional investment are subject to cancellation under specified circumstances until three years after deferral. Participants generally are entitled to receive distributions in respect of their contributions plus any earnings on their contributions and on the Morgan Stanley notional investment beginning three years after deferral, based on the valuation of the notional investments and any realizations of those investments prior to the scheduled distribution date. Participant distributions under the LCIP are offset by the Morgan Stanley notional investment, excluding any earnings thereon.

Potential Payments upon Termination or Change in Control.

General Policies. The following describes and quantifies the benefits and payments to which each executive officer would have been entitled under our existing plans and arrangements and those of Morgan Stanley if his employment had terminated, or if the Company had undergone a change in control, in each case, on November 30, 2008. For purposes of valuing any of our equity awards held by the executive officers, we have assumed a per share value of $15.43, the closing price of our class A common stock on November 28, 2008, and for purposes of valuing any equity awards of Morgan Stanley held by the executive officers, we have assumed a per share price of $14.75, the closing price of Morgan Stanley common stock on November 28, 2008.

Our executive officers are not entitled to cash severance payments upon any termination of employment nor do they receive any post-retirement health and welfare benefits.

Following termination of employment, the executive officers will be entitled to amounts, to the extent vested, due under the terms of Morgan Stanley’s pension arrangements, as described in the “2008 Pension Benefits Table” above. Further, the executive officers will be entitled to any remaining amounts under the terms of certain of Morgan Stanley’s nonqualified deferred compensation arrangements in connection with their termination of employment, as described in “2008 Nonqualified Deferred Compensation Table” above. There are no special or enhanced termination benefits under Morgan Stanley’s pension and nonqualified deferred compensation plans for our executive officers as compared to non-named executive officer participants.

Equity Awards Outstanding under MSCI Plans.

A detailed list of each executive officer’s stock option awards and RSUs that were outstanding and unvested as of November 30, 2008 is set forth in the “Awards Outstanding Under MSCI Equity Plans” section of the “2008 Outstanding Equity Awards at Fiscal Year End Table” above. Termination provisions relating to awards granted after November 30, 2008 are not discussed below.

Terminations Other than Death, Disability, Involuntary Termination, Governmental Service or Specified Terminations following a Change in Control. Upon termination of an executive officer’s employment for any reason other than death, disability, involuntary termination, governmental service or specified terminations following a change in control, his unvested RSUs and stock options will be canceled immediately.

Death or Disability. Upon termination of an executive officer’s employment due to death or disability, the RSUs will convert to shares (regardless of the satisfaction of the specified performance target) and unvested stock options will become exercisable.

Involuntary Termination. If the Company terminates an executive officer’s employment under circumstances not involving cause and he signs an agreement and release satisfactory to the Company, his unvested RSUs will convert to shares (regardless of the satisfaction of the performance target) and his unvested stock options will become exercisable.

Governmental Service. Upon termination of an executive officer’s employment as a result of commencing employment with a governmental employer (or his subsequent employment with a governmental employer following termination of employment), the RSUs will convert to shares (regardless of the satisfaction of the performance target), and unvested stock options will become exercisable, provided that the executive officer demonstrates that the divestiture of his continued interest in the equity awards is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics law or conflicts of interest law.

Change in Control. In the event that a change in control of the Company occurs and, within 18 months following the change in control, an executive officer’s employment is terminated by the successor corporation without cause or by the executive officer voluntarily for good reason, all stock options held by such executive officer will automatically vest, and all RSUs held by such participant will automatically be converted into shares. “Change in control” is defined in the applicable award certificates. Pursuant to the SEC’s rules relating to executive compensation disclosure, the preceding discussion addresses a change in control of the Company and does not address a change in control of Morgan Stanley.

Equity Awards Outstanding under Morgan Stanley Plans.

For all executive officers, Morgan Stanley RSUs, stock options and shares acquired upon exercise (option shares) remain subject to cancellation or transfer restrictions until their scheduled conversion dates or transfer restriction dates, as applicable, provided that certain terminations of employment impact the timing of the lapse of the applicability of the cancellation events and transfer restrictions.

A detailed list of each executive officer’s Morgan Stanley stock options and RSUs that were outstanding as of November 30, 2008 is set forth in the “Awards Outstanding Under Morgan Stanley Equity Plans” section of the “2008 Outstanding Equity Awards at Fiscal Year End Table” above.

Death—All Executive Officers. On an executive officer’s death, all unvested Morgan Stanley RSUs vest in full, all Morgan Stanley RSUs convert to shares, unexercisable stock options become exercisable, and any cancellation provisions and transfer restrictions cease to apply.

Disability—All Executive Officers. If an executive officer’s employment terminates due to disability, all unexercisable Morgan Stanley stock options become exercisable and all unvested Morgan Stanley RSUs vest in full. All Morgan Stanley RSUs convert to shares, and all cancellation provisions and transfer restrictions applicable to the Morgan Stanley RSUs, stock options and option shares will cease to apply, on the scheduled conversion or transfer dates, as applicable; provided that any transfer restrictions on option shares received upon exercise of stock options granted on December 12, 2006 will lift upon such termination.

Governmental Service—All Executive Officers. Other than with respect to Morgan Stanley awards that were vested for purposes of Section 409A of the Internal Revenue Code as of December 31, 2004 (which awards shall be treated pursuant to the provisions set forth below, as applicable), on termination of an executive officer’s employment as a result of commencing employment with a governmental employer (or his subsequent employment with a governmental employer following termination of employment), unvested Morgan Stanley RSUs will vest in full, all Morgan Stanley RSUs will convert to shares, unexercisable Morgan Stanley stock options will become exercisable and Morgan Stanley option shares will no longer be subject to any transfer restrictions; provided that the executive officer demonstrates that the divestiture of his continued interest in the equity awards is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics law or conflicts of interest law. The executive officer will be required to sign an agreement providing for repayment to Morgan Stanley of the value of the shares or the spread upon the exercise of the stock options (plus interest) if he engages in a cancellation event during the period in which the award, if outstanding, would have been canceled.

Involuntary Termination—Messrs. Neborak, Pettit and Retelny. Upon an involuntary termination of Messrs. Neborak’s, Pettit’s or Retelny’s employment by us (other than for cause or other cancellation event, death or governmental service), all unvested Morgan Stanley RSUs will vest. All Morgan Stanley RSUs will convert, and cancellation provisions will cease to apply, on the scheduled conversion date. With respect to Morgan Stanley stock options granted on December 12, 2006, all such stock options will be exercisable until April 2, 2010. Cancellation provisions and transfer restrictions will cease to apply to the Morgan Stanley stock options and option shares on the transfer restriction date; provided that any transfer restrictions on option shares received upon exercise of stock options granted on December 12, 2006 will lift upon such termination.

Voluntary Termination—Messrs. Neborak, Pettit and Retelny. With respect to any Morgan Stanley RSUs and options held by Messrs. Neborak, Pettit and Retelny that were unvested as of November 30, 2008, upon their voluntary termination of employment, any such unvested awards will be forfeited and canceled. Any vested Morgan Stanley RSUs held by such executive officers as of such date will convert on the scheduled conversion date and vested Morgan Stanley stock options may be exercised through the earlier of 90 days following termination or the expiration date of the award. Any cancellation and transfer restrictions with respect to the Morgan Stanley vested awards or option shares will cease to apply on the scheduled conversion or transfer restriction date, as applicable.

Full Career Retirement—Messrs. Fernandez and Brierwood. With respect to any Morgan Stanley RSUs and options held by Messrs. Fernandez and Brierwood, upon their termination of employment (other than for death, disability and governmental service), all RSUs will convert on the scheduled conversion date and vested stock options may be exercised through their expiration date. Any cancellation and transfer restrictions with respect to their Morgan Stanley awards or option shares will cease to apply on the scheduled conversion or transfer restriction date, as applicable.

Termination for Cause and Other Cancellation Events. On termination of an executive officer’s employment for cause (as defined in the applicable award certificate) or upon any other cancellation event prior to the scheduled conversion date for Morgan Stanley RSUs or transfer restriction date for Morgan Stanley stock options or option shares, all RSUs, stock options and option shares will be canceled. For our executive officers, a cancellation event generally includes: engaging in competitive activity during a specified period following a voluntary termination of employment (for awards granted with respect to fiscal year 2005 and thereafter, this is limited to a voluntary termination of employment satisfying the definition of full career retirement), improper disclosure of Morgan Stanley’s proprietary information, solicitation of Morgan Stanley employees, clients or customers during employment or within a specified period following termination of employment, the making of unauthorized comments regarding Morgan Stanley, following a termination of employment, a later determination by Morgan Stanley that the executive officer’s employment could have been terminated for cause, or an executive officer’s resignation of employment without providing Morgan Stanley advance notice within a specified period.

Quantification of Payments in the Event of Termination of Employment.

The following table represents the amounts to which our executive officers or their estates would have been entitled had their employment been terminated on November 30, 2008 due to death, disability, involuntary termination or governmental service. These amounts are comprised of the value associated with the acceleration of unvested RSUs and unvested stock options (currently valued at $0). They do not include the present value of accumulated benefits disclosed in the “2008 Pension Benefits Table” above nor any non-qualified deferred compensation under Morgan Stanley’s plans.

	Value of MSCI Unvested Restricted Stock Units and Stock Options	Value of Morgan Stanley Unvested Restricted Stock Units and Stock Options(1)	Total
Henry A. Fernandez	$10,929,578	—	$10,929,578
David C. Brierwood	$3,407,453	—	$3,407,453
Michael K. Neborak	$1,607,281	$28,645	$1,635,926
C.D. Baer Pettit	$3,086,000	$26,919	$3,112,919
Gary Retelny	$2,764,531	$9,647	$2,774,178

(1)	Since Messrs. Fernandez and Brierwood are retirement-eligible for purposes of their Morgan Stanley RSUs, they are deemed to be vested in all such awards.

Nonqualified Deferred Compensation Awards—Morgan Stanley Plans.

Mr. Fernandez is fully vested in his nonqualified deferred compensation account balances set forth in the “2008 Nonqualified Deferred Compensation Table” above and Mr. Brierwood is fully vested in his nonqualified deferred compensation account balance in the CAP and is retirement-eligible for purposes of his LCIP balance. With respect to Messrs. Neborak, Pettit and Retelny, upon a termination of employment due to death, disability, governmental service or an involuntary termination without cause, each would vest in the full amount of his aggregate LCIP balance and both Messrs. Pettit and Retelny are fully vested in their respective SECAP balances. Upon any other termination of employment of Messrs. Neborak, Pettit and Retelny, any unvested nonqualified deferred compensation account balances would have been forfeited. Account balances would be paid out in accordance with the terms of the applicable plan, as described in “2008 Nonqualified Deferred Compensation Table” above and accompanying narrative, provided that LCIP generally has similar payment provisions on termination of employment as the year-end equity awards granted with respect to the same fiscal year as the applicable LCIP amount, including accelerated payment upon death, and, prior to the first distribution, LCIP amounts are subject to cancellation upon certain events described above.

Director Compensation Table

The following table contains information with respect to the annual compensation of our “non-employee directors” with respect to their Board service for fiscal 2008. Only non-employee directors are entitled to receive compensation with respect to their Board service under the terms of the MSCI Inc. Independent Directors’ Equity Compensation Plan (IDECP). Under the IDECP, a non-employee director is a director who is not an employee of the Company or Morgan Stanley or any of their affiliates. For additional information on equity grants made to directors under the IDECP, see the discussion immediately following this table and the footnotes thereto.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Benjamin F. duPont	$103,630.00	$60,906.45	—	—	—	—	$164,536.45
David H. Sidwell	$113,288.00	$49,972.28	—	—	—	—	$163,260.28
Scott M. Sipprelle(4)	$105,027.00	$61,723.76	—	—	—	—	$166,750.76
Rodolphe M. Vallee(5)	$97,110.00	$57,093.80	—	—	—	—	$154,203.80

(1)

Employees of MSCI and Morgan Stanley are not eligible to receive compensation with respect to their Board service under the IDECP. The compensation reflected in the table for Mr. Sidwell was received by him prior to and in connection with his resignation in September 2008.

(2)

The IDECP provides for cash retainers, as established and approved by the Board, to be paid to non-employee directors. The annual Board retainer for each non-employee director is $75,000. The retainers were paid at the time of the 2008 annual meeting. In addition, each non-employee director who served on a Committee receives an additional retainer as follows:

Retainer
Committee Chair

Audit Committee	$25,000
Compensation Committee	$15,000
Nominating and Corporate Governance Committee	$15,000

Committee Non-Chair Member

Audit Committee	$10,000
Compensation Committee	$10,000
Nominating and Corporate Governance Committee	$10,000

Retainers are prorated when a director joins the Board or a Committee at any time other than at the annual meeting of shareholders. Directors do not receive meeting fees. Under the terms of the IDECP, a director may make an election to receive all or any portion of such director’s retainer fees in shares of our class A common stock by following the proper election procedures. In 2008, Messrs. Sipprelle and Vallee elected to receive 100% of their total annual retainers in the form of our class A common stock and Messrs. duPont and Sidwell elected to receive 20% and 50%, respectively, of their annual retainers in the form of our class A common stock.

(3)

On February 5, 2008, Mr. Sipprelle received 351 restricted stock units (determined by dividing the pro-rata amount of $11,781 by $33.48, which was the price per share of our class A common stock on the grant date, and then rounding down) under the IDECP. On February 11, 2008, Mr. duPont received 349 restricted stock units (determined by dividing the pro-rated amount of $10,959 by $31.33, which was the price per share of our class A common stock on the grant date, and then rounding down) under the IDECP. On March 10, 2008, Mr. Vallee received 252 restricted stock units (determined by dividing the pro-rata amount of $7,123 by $28.26, which was the price per share of our class A common stock on the grant date, then rounding down) under the IDECP. Restricted stock units granted at the time of our IPO or prior to our 2008 annual shareholder meeting vested and converted into shares of our class A common stock on May 1, 2008. On April 9, 2008, Messrs. duPont, Sidwell, Sipprelle and Vallee each received 1,786 restricted stock units (determined by dividing $50,000 by $27.98, which was the closing price per share of our class A common stock on the grant date, and then rounding down) under the IDECP. These restricted stock units will vest on April 9, 2009, except for Mr. Sidwell’s which vested on September 8, 2008 as a result of a decision by the Board of Directors to cause such restricted stock units to vest prior to their scheduled vesting date in recognition of Mr. Sidwell’s extraordinary contributions as a director. The values in this column do not correspond to the actual value that will be realized by the independent directors at the time the restricted stock units vest. For further details relating to these awards, see the discussion immediately following the footnotes to this table.

(4)

Mr. Sipprelle was appointed chair of the Audit Committee effective January 8, 2009 and received the pro-rated portion of the committee retainer equal to $3,740 (100% of which he elected to receive in the form of our class A common stock, which totaled 213 shares under the IDECP). For further details relating to these awards, see the discussion immediately following the footnotes to this table.

(5)

Mr. Vallee was appointed to the Compensation Committee effective January 27, 2009. Mr. Vallee received the pro-rated portion of the committee retainer equal to $1,973 (100% of which he elected to receive in the form of our class A common stock, which totaled 114 shares under the IDECP). For further details relating to these awards, see the discussion immediately following the footnotes to this table.

Certain Terms of Director Compensation Awards Granted in Fiscal 2008

Under the IDECP, non-employee directors are granted a number of restricted stock units equal to $50,000 divided by the fair market value of a share of our Class A common stock on the date of the grant date, rounded down, which were granted at the time of the IPO and are granted on the date of each annual shareholder meeting. Such awards granted at the time of the IPO or prior to our first annual shareholder meeting vested and converted on May 1, 2008, and such awards granted on the dates of subsequent annual shareholder meetings will vest and convert on the first anniversary of the grant date. If a non-employee director joins the Board at any time other than the annual shareholder meeting, the equity grant will be pro-rated and made at the time of such director joining the Board.

Holders of these restricted stock units are entitled to participate in dividend equivalent payments and such payments may be settled in cash, shares of our class A common stock, or a combination thereof, to be decided by the Company in our sole discretion. Prior to the conversion, restricted stock unit holders will not have any rights as an MSCI stockholder, including the right to vote the underlying shares. The restricted stock units are generally non-transferable; however, our Board may, in its discretion, specify circumstances under which an award may become immediately transferable and nonforfeitable or under which the award will be forfeited. The restricted stock units will vest and convert immediately upon termination of employment for reasons of death, disability or a change in control. If service as a director terminates for any other reason, all unvested restricted stock units will be canceled and forfeited. For further details on cancellation or forfeiture of awards, see “Potential Payments Upon Termination or Change-in-Control” above.

 Item 2—Ratification of the Appointment of MSCI Inc.’s Independent Auditor

The Audit Committee appointed Deloitte & Touche LLP (Deloitte & Touche) as independent auditors for the fiscal year ending November 30, 2009 and presents this selection to the shareholders for ratification. Deloitte & Touche will audit our consolidated financial statements for the fiscal year ending November 30, 2009 and perform other permissible, pre-approved services.

A Deloitte & Touche representative will attend the annual meeting to respond to your questions and will have the opportunity to make a statement. If shareholders do not ratify the appointment, the Audit Committee will reconsider it.

Our Board unanimously recommends a vote “FOR” the ratification of Deloitte & Touche’s appointment as our independent auditor. Proxies solicited by the Board will be voted “FOR” this ratification unless otherwise instructed.

Independent Auditor’s Fees. The following table summarizes the aggregate fees (including related expenses; $ in thousands) paid for professional services provided by Deloitte & Touche in 2008 and 2007.

	2008	2007
Audit fees	$833	$1,066
Audit-related fees	$180	$—
Tax fees	$—	$—
All Other	$—	$—

Total	$1,013	$1,066

Audit fees consisted of fees paid for services rendered to us and our subsidiaries for the audits of our consolidated financial statements included in our Annual Reports on Form 10-K, audits of our internal control over financial reporting (as required by Section 404 of the Sarbanes-Oxley Act of 2002) in 2008, reviews of our quarterly financial statements, audit services provided in connection with other statutory or regulatory filings and providing comfort letters, consents and other services related to SEC filings. Auditing services in 2007 also included services paid in connection with our IPO.

Audit-related fees in 2008 consisted primarily of fees paid or accrued for attestation services related to contractual and regulatory compliance. We did not incur any audit-related fees for the limited time that we operated as a public company in 2007.

Pre-approval Policy of the Audit Committee of Services Performed by Independent Auditors

The Audit Commmittee’s policy requires that the Audit Committee preapprove audit and non-audit services performed by the independent auditors to assure that the services do not impair the auditors’ independence. Unless a type of service has received general pre-approval, it requires separate pre-approval by the Audit Committee. Even if a service has received general pre-approval, if the fee associated with the service exceeds $75,000 in a single engagement or series of related engagements or relates to tax planning and advice, it requires separate preapproval. The Audit Committee has delegated pre-approval to its Chair.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board. The charter is available at http://ir.msci.com/governance.cfm. Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC. The Audit Committee is responsible for the oversight of the integrity of the Company’s consolidated financial statements, the Company’s system of internal control over financial reporting, the Company’s risk management, the qualifications and independence of the Company’s independent registered public accounting firm (independent auditor), the performance of the Company’s internal auditor and independent auditor and the Company’s compliance with legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace the Company’s independent auditor. The Board has determined that all of the Audit Committee’s members are independent under the applicable independence standards of the NYSE and the Securities Exchange Act of 1934, as amended.

The Audit Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for the report on the Company’s internal control over financial reporting. The Company’s independent auditor, Deloitte & Touche, is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Our responsibility is to oversee the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting. We rely, without independent verification, on the information provided to us and on the representations made by management, the internal auditor and the independent auditor.

The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services by the independent auditors. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the independent auditors and the estimated fees related to those services. During the pre-approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC and NYSE rules and regulations.

The Audit Committee held six meetings during the fiscal year ended November 30, 2008. During the fiscal year ended November 30, 2008, the Audit Committee, among other things:

•	reviewed and discussed the Company’s quarterly and annual earnings releases;

•

reviewed and discussed the (i) quarterly unaudited consolidated financial statements and related notes and the (ii) audited consolidated financial statements and related footnotes for the fiscal year ended November 30, 2008 with management and Deloitte & Touche;

•	reviewed and discussed the annual plan and scope of work of the independent auditor;

•	met with Deloitte & Touche and Company management;

•	reviewed and discussed the critical accounting policies set forth in the Company’s Annual Report on Form 10-K; and

•	reviewed business and financial market conditions, including an assessment of risks posed to MSCI’s operations and financial condition.

We discussed with Deloitte & Touche matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s consolidated financial statements, including the disclosures relating to critical accounting policies.

Deloitte & Touche also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with us concerning independence, and represented that it is independent from the Company. We discussed with Deloitte & Touche their independence from the Company, and considered if services they provided to the Company went beyond those rendered in connection with their audit of the Company’s consolidated financial statements.

Based on our review and these meetings, discussions and reports discussed above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended November 30, 2008 be included in the Company’s Annual Report on Form 10-K. We also selected Deloitte & Touche as the Company’s independent auditor for the fiscal year ended November 30, 2009 and are presenting the selection to the shareholders for ratification.

Respectfully submitted,

Scott M. Sipprelle, Chair

Benjamin F. duPont

Rodolphe M. Vallee

Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance. We believe that all required reports have been timely filed under the SEC’s rules for reporting transactions by executive officers and directors in our common stock.

Certain Transactions. Morgan Stanley holds 100.0% of our outstanding class B common stock, which represents approximately 65.7% of the combined voting power of all classes of voting stock and approximately 27.7% of the economic interest in our outstanding common stock as of February 3, 2009. Morgan Stanley does not hold any shares of our outstanding class A common stock. Please see “Item 1.—Business—Arrangements between Morgan Stanley and Us” in our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on January 29, 2009 for a discussion of agreements we entered into with Morgan Stanley in connection with our IPO.

Cash Deposits, Receivables from Morgan Stanley and Interest Income

Prior to July 1, 2008, excess funds were held on deposit with Morgan Stanley, after which substantially all of our excess funds were deposited in accounts at Bank of America. Morgan Stanley receivables consist of amounts due from Morgan Stanley for our revenue and recharge of expenses to Morgan Stanley. We received interest on the cash deposits and receivables at Morgan Stanley’s then-internal prevailing rates. The receivable amounts are unsecured. Morgan Stanley receivables as of November 30, 2008 were approximately $1.8 million. As of November 30, 2008, the Company did not have any cash deposited with Morgan Stanley. Interest earned on both cash on deposit with Morgan Stanley and Morgan Stanley receivables for the year ended November 30, 2008 totaled approximately $5.3 million.

Revenues

Morgan Stanley subscribes to, in the normal course of business, certain of our products. In licensing our products, Morgan Stanley may receive discounts consistent with those available to comparable clients engaged in comparable transactions. Revenues recognized by us from subscription to our products by Morgan Stanley for the fiscal year ended November 30, 2008 were approximately $12.4 million.

Administrative Expenses

Morgan Stanley has provided certain corporate functions to us including human resources, information technology, accounting, legal and compliance, tax, office space leasing, corporate services, treasury and other services. For the fiscal year ended November 30, 2008, we paid Morgan Stanley $32.3 million under the amended and restated services agreement, which includes $14.0 million for expenses incurred by Morgan Stanley on our behalf and $18.3 million for cost allocations related to services provided by Morgan Stanley personnel. Please see “Item 1.—Business—Arrangements between Morgan Stanley and Us—Services Agreement” in our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on January 29, 2009 for a discussion of the terms of these services provided by Morgan Stanley.

Payables to Morgan Stanley

Payables to Morgan Stanley consist of amounts due for our expenses, income taxes and prepayments for services. The amounts outstanding are unsecured, bear interest at Morgan Stanley’s internal prevailing rates and are payable on demand. Amounts payable to Morgan Stanley as of November 30, 2008 were approximately $35.0 million. Interest expense on these payables for fiscal year 2008 was approximately $0.4 million.

Directed Share Program

Messrs. Sipprelle, Fernandez, Neborak, Brierwood and Pettit purchased shares of our class A common stock through our Directed Share Program in connection with our secondary offering in July 2008, all of which have been disclosed in Section 16 filings with the SEC.

Related Person Transactions Policy. Our Board has adopted a written Related Person Transactions Policy (Policy) governing the approval of related person transactions. For purposes of the Policy: (i) a Related Person Transaction means (1) a Transaction involving the Company in which the amount involved exceeds $120,000 in any fiscal year and a Related Person has a direct or indirect material interest and (2) any material amendment or modification to the foregoing, regardless of whether such Transaction previously has been approved in accordance with the Policy; (ii) a Related Person means any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of MSCI or a nominee to become a director of MSCI, a person or entity that is known to be the beneficial owner of more than five percent of MSCI voting securities, excluding any beneficial owner that reports its ownership on Schedule 13G pursuant to Rule 13d-1(b) under the Securities Exchange Act of 1934, as amended, (5% Stockholder under the Policy) and the Immediate Family Members (as defined in the Policy) of any of the foregoing; and (iii) a Transaction means any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, including indebtedness, guarantees of indebtedness and transactions involving employment and similar relationships. Under the Policy, the Legal and Compliance Department, in consultation with the General Counsel and outside counsel to the extent appropriate, reviews potential Related Person Transactions to determine if they are subject to review under the Policy and/or disclosure as a Related Person Transaction under rules of the Securities and Exchange Commission. If the Legal and Compliance Department and the General Counsel determine that (1) the proposed Transaction constitutes a Related Person Transaction or (ii) it would be beneficial to further review the Transaction under the Policy, then, in either case, the Transaction is referred to the Chief Executive Officer (CEO) and the General Counsel or the Nominating and Corporate Governance Committee. Any such Transaction will be referred for approval or ratification to: (i) the CEO and the General Counsel, in the case of a Transaction involving an executive officer (and/or their Immediate Family Members) other than the CEO or the General Counsel; (ii) to the CEO, in the case of a Transaction involving the General Counsel; or (iii) to the Nominating and Corporate Governance Committee, in the case of a Transaction involving a 5% Stockholder, a director, director nominee or the CEO (and/or their Immediate Family Members). In determining whether to approve a Related Person Transaction, the applicable reviewer, as set forth in the preceding sentence, considers all relevant facts and circumstances, including, among other things, the commercial reasonableness of the terms of the proposed Transaction, the benefit to the Company, the availability and/or opportunity costs of alternative Transactions, the materiality and character of the Related Person’s direct or indirect interest, whether the Transaction would impair the independence of a director, if the Related Person is a director, and whether the Transaction would, or would be perceived to, present an improper conflict of interest for the Related Person. All determinations by the CEO and the General Counsel are reported to the Nominating and Corporate Governance Committee at its next meeting. Certain categories of Transaction set forth in the Policy have been determined not to be Related Person Transactions and are not subject to the Policy. These categories of Transactions include, among other things, (i) Transactions between MSCI and any entity in which a Related Person has a relationship solely as a director, a less than 5% equity holder of any entity whose equity securities are publicly traded, a less than 10% holder of an entity whose equity securities are not publicly traded, or an employee (other than an executive officer), (ii) certain compensation agreements approved by the Compensation Committee or Board, as applicable, (iii) Transactions involving terms established on a competitive basis, in the ordinary course of business or comparable to similar terms with unaffiliated third parties; (iv) investments in financial products based on or created with the use of MSCI products and (v) certain indemnification payments. The Nominating and Corporate Governance Committee has authority to oversee the Policy and to amend it from time to time.

Other Business. We do not know of any other matters that may be presented for action at the meeting other than those described in this Proxy Statement. If any other matter is properly brought before the meeting, the proxy holders will vote on such matter in their discretion.

Shareholder Nominations for Director Candidates. The Nominating and Corporate Governance Committee oversees searches for and identifies qualified individuals for membership on MSCI’s Board. The Nominating and Corporate Governance Committee’s written charter requires the Committee to review candidates’ qualifications for membership on the Board or a committee of the Board, including making a specific determination as to the independence of each candidate, based on the criteria approved by the Board (and taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under law or NYSE rules for Audit Committee membership purposes). The Nominating and Corporate Governance Committee is also required to review the composition of the Board and its committees in light of the current challenges and needs of the Board, the Company and each committee, and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience.

Shareholders of record complying with the notice procedures set forth below may make director recommendations for consideration by the Nominating and Corporate Governance Committee. Shareholders may make recommendations at any time, but recommendations for consideration as nominees at the annual meeting of shareholders must be received not less than 120 days before the first anniversary of the date that the proxy statement was released to shareholders in connection with the previous year’s annual meeting. Therefore, to submit a candidate for consideration for nomination at the 2010 annual meeting of shareholders, shareholders must submit the recommendation, in writing, by October 23, 2009. The written notice must demonstrate that it is being submitted by a shareholder of record of MSCI and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the shareholder must confirm his or her candidate’s consent to serve as a director. Shareholders must send recommendations to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Gary Retelny, MSCI Inc., Wall Street Plaza, 88 Pine Street, New York, New York 10005.

Shareholder Proposals for the 2010 Annual Meeting. Shareholders intending to present a proposal at the 2010 annual meeting and have it included in our proxy statement for that meeting must submit the proposal in writing to Corporate Secretary, Gary Retelny, Wall Street Plaza, 88 Pine Street, New York, New York 10005. We must receive the proposal no later than October 23, 2009.

Shareholders intending to present a proposal at the 2010 annual meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. The Bylaws require, among other things, that our Secretary receive written notice from the record shareholder of intent to present such proposal or nomination no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting. Therefore, the Company must receive notice of such a proposal or nomination for the 2010 annual meeting no earlier than December 3, 2009 and no later than January 4, 2010. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary.

Shareholders Sharing an Address. Consistent with notices sent to record shareholders sharing a single address, we are sending only one Notice, Annual Report and Proxy Statement to that address unless we received contrary instructions from any shareholder at that address. This “householding” practice reduces our printing and postage costs. Shareholders may request or discontinue householding, or may request a separate copy of the Notice, Annual Report or Proxy Statement as follows:

•	Record shareholders wishing to discontinue or begin householding, should contact our Corporate Secretary, MSCI Inc., Gary Retelny, Wall Street Plaza, 88 Pine Street, New York, New York 10005.

•	Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder.

•

Any householded shareholder may request prompt delivery of a copy of the Annual Report or Proxy Statement by contacting us at (866) 447-7874 or may write to us at Investor Relations, MSCI Inc., Wall Street Plaza, 88 Pine Street, New York, NY 10005. Instructions for requesting such materials are also included in the Notice.

Consent to Electronic Delivery of Annual Meeting Materials. Shareholders can access this Proxy Statement and our Annual Report on Form 10-K via the Internet at www.proxyvote.com by following the instructions outlined on the secure web site. For future annual meetings of shareholders, shareholders can consent to accessing their proxy materials, including the Notice of Internet Availability of Proxy Materials, the proxy statement and the annual report, electronically in lieu of receiving them by email. To receive materials electronically you will need access to a computer and an email account. To sign up for electronic delivery, when voting using the Internet at www.proxyvote.com, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Registered shareholders that wish to revoke their request for electronic delivery at any time without charge, should contact our Corporate Secretary, MSCI Inc., Gary Retelny, Wall Street Plaza, 88 Pine Street, New York, New York 10005 or contact us at (866) 447-7874.

If you hold your shares through a bank, brokerage firm or other nominee and you have not already done so, you can choose this electronic delivery option by contacting your nominee. You may update you electronic address by contacting your nominee.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 2, 2009: Our Proxy Statement and our Annual Report for the fiscal year ended November 30, 2008 are available free of charge at www.proxyvote.com.

ANNEX A

DIRECTOR INDEPENDENCE STANDARDS

The board has established these guidelines to assist it in determining whether or not directors qualify as “independent” pursuant to the guidelines and requirements set forth in the New York Stock Exchange’s Corporate Governance Rules. In each case, the Board will broadly consider all relevant facts and circumstances and shall apply the following standards (in accordance with the guidance, and subject to the exceptions, provided by the New York Stock Exchange in its Commentary to its Corporate Governance Rules and, with respect to the guidelines in Section 1 below, subject to the applicable Transition Rule set forth in such Rules):

1.	Employment and commercial relationships affecting independence.

A.	Current Relationships. A director will not be independent if: (i) the director is a current partner or current employee of MSCI’s internal or external auditor; (ii) an immediate family member of the director is a current partner of MSCI’s internal or external auditor; (iii) an immediate family member of the director is (a) a current employee of MSCI’s internal or external auditor and (b) participates in the internal or external auditor’s audit, assurance or tax compliance (but not tax planning) practice; (iv) the director is a current employee, or an immediate family member of the director is a current executive officer, of an entity that has made payments to, or received payments from, MSCI for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or (v) the director’s spouse, parent, sibling or child is currently employed by MSCI.

B.	Relationships within Preceding Three Years. A director will not be independent if, within the preceding three years: (i) the director is or was an employee of MSCI; (ii) an immediate family member of the director is or was an executive officer of MSCI; (iii) the director or an immediate family member of the director was (but no longer is) a (a) partner or employee of MSCI’s internal or external auditor and (b) personally worked on MSCI’s audit within that time; (iv) the director or an immediate family member of the director received more than $120,000 in direct compensation in any twelve-month period from MSCI, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or (v) a present MSCI executive officer is or was on the compensation committee of the board of directors of a company that concurrently employed the MSCI director or an immediate family member of the director as an executive officer.

2.	Relationships not deemed material for purposes of director independence. In addition to the provisions of Section 1 above, each of which must be fully satisfied with respect to each independent director, the Board must affirmatively determine that the director has no material relationship with MSCI. To assist the Board in this determination, and as permitted by the New York Stock Exchange’s Corporate Governance Rules, the Board has adopted the following categorical standards of relationships that are not considered material for purposes of determining a director’s independence. Any determination of independence for a director that does not meet these categorical standards will be based upon all relevant facts and circumstances and the Board shall disclose the basis for such determination in the Company’s proxy statement.

A.	Equity Ownership. A relationship arising solely from a director’s ownership of an equity or limited partnership interest in a party that engages in a transaction with MSCI, so long as such director’s ownership interest does not exceed 5% of the total equity or partnership interests in that other party.

B.

Other Directorships. A relationship arising solely from a director’s position as (i) director or advisory director (or similar position) of another company or for-profit corporation or organization that engages in a transaction with MSCI or (ii) director or trustee (or similar position)

A-1

of a tax exempt organization that engages in a transaction with MSCI (other than a charitable contribution to that organization by MSCI).

C.	Ordinary Course Business. A relationship arising solely from transactions (including, but not limited to, providing data or other products or services to MSCI or licensing products or services from MSCI), between MSCI and a director or company of which a director is an executive officer, employee or owner of 5% or more of the equity of that company, if such transactions are made in the ordinary course of business and on terms and conditions and under circumstances that are substantially similar to those prevailing at the time for comparable transactions, products or services for or with unaffiliated third parties.

D.	Indebtedness. A relationship arising solely from a director’s status as an executive officer, employee or owner of 5% or more of the equity of a company to which MSCI is indebted at the end of MSCI’s preceding fiscal year, so long as the aggregate amount of the indebtedness of MSCI to such company is not in excess of 2% of MSCI’s total consolidated assets at the end of MSCI’s preceding fiscal year.

E.	Charitable Contributions. A relationship arising solely from a director’s status as an officer, employee, director or trustee of a tax exempt organization, and the discretionary charitable contributions by MSCI (directly or through any foundation or similar organization established by MSCI) to the organization are less than the greater of $100,000 or 1% of the organization’s aggregate annual charitable receipts during the organization’s preceding fiscal year (automatic matching of employee charitable contributions are not included in MSCI’s contributions for this purpose).

F.	Professional, Social and Religious Organizations and Educational Institutions. A relationship arising solely from a director’s membership in the same professional, social, fraternal or religious association or organization, or attendance at the same educational institution, as an executive officer.

G.	Family Members. Any relationship or transaction between an immediate family member of a director and MSCI shall not be deemed a material relationship or transaction that would cause the director not to be independent if the standards in this Section 2 would permit the relationship or transaction to occur between the director and MSCI.

A-2

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM (EDT) on April 1, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by MSCI Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until

11:59 PM (EDT) on April 1, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to MSCI Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Please help the Company reduce costs - submit your voting instructions by Internet or telephone.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

MSINC1 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MSCI INC.

1. Election of nominees for Director:

MSCI Inc.’s Board recommends a vote “FOR” the nominees listed below:		For	Against	Abstain

1a	Kenneth M. deRegt	☐	☐	☐
1b	Benjamin F. duPont	☐	☐	☐	MSCI Inc.’s Board recommends a vote “FOR” Proposal 2 below:		For	Against	Abstain

1c	Henry A. Fernandez	☐	☐	☐	2.	To ratify the appointment of Deloitte &	☐	☐	☐
Touche LLP as independent auditor.
1d	James P. Gorman	☐	☐	☐

1e	Linda H. Riefler	☐	☐	☐

1f	Scott M. Sipprelle	☐	☐	☐

1g	Rodolphe M. Vallee	☐	☐	☐

Please sign as name(s) appear(s) hereon. If shares are held jointly, EACH holder should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. An authorized officer signing on behalf of a corporation should indicate the name of the corporation and the officer’s title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

IMPORTANT

YOUR INSTRUCTIONS MUST BE RECEIVED BY

11:59 PM (EDT) ON APRIL 1, 2009

You can vote by Internet or telephone

Available 24 hours a day, 7 days a week

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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MSINC2

MSCI INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2009

ANNUAL MEETING OF SHAREHOLDERS, APRIL 2, 2009

The undersigned hereby appoints Gary Retelny and Frederick Bogdan, and each of them, proxies with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock of MSCI Inc. that the undersigned is entitled in any capacity to vote if personally present at the 2009 Annual Meeting of Shareholders to be held on April 2, 2009 and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

I acknowledge receipt of the notice of Annual Meeting of Shareholders, the Notice and Proxy Statement and the Annual Report on Form 10-K of MSCI Inc.

PLEASE RETURN THIS PROXY CARD AFTER SIGNING AND DATING IT.

THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS SIGNED, BUT NO

DIRECTION IS MADE, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION

OF MSCI INC.’S BOARD OF DIRECTORS.